As filed with the Securities and Exchange Commission on January 30, 2012

Registration No. 333-178611
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WILHELMINA INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	8742	74-2781950
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	200 Crescent Court, Suite 1400 Dallas, Texas 75201 (214) 661-7488
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

	Mark E. Schwarz Chief Executive Officer Wilhelmina International, Inc. 200 Crescent Court, Suite 1400 Dallas, Texas 75201 (214) 661-7488
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Steve Wolosky, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP 65 East 55th Street New York, New York 10022 (212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share (1)	94,852,098 (2)	$0.19 (3)	$18,021,898.62	$2,065.30 (4)
__________
(1)
Includes associated rights (the “Preferred Share Purchase Rights”) to purchase shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, for a purchase price of $10.00.  The Preferred Share Purchase Rights are attached to the shares of common stock of the Registrant in accordance with the Rights Agreement, dated as of July 10, 2006, by and between the Registrant and The Bank of New York Trust Company, N.A., now known as The Bank of New York Mellon Trust Company, N.A., as Rights Agent, as amended from time to time (the “Rights Agreement”).  The Preferred Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing the common stock and are transferable solely with the common stock.  The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the common stock.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the bid and asked price of the Registrant’s common stock on the OTC Bulletin Board on December 15, 2011.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 30, 2012

PRELIMINARY PROSPECTUS

WILHELMINA INTERNATIONAL, INC.

Up to 94,852,098 Shares of Common Stock

This prospectus relates to the offer and resale of up to 94,852,098 shares of our common stock, par value $0.01 per share, by the selling stockholders named in this prospectus.  All of such shares of common stock are currently issued and outstanding.

The selling stockholders may offer, sell or distribute all or a portion of their shares publicly or through private transactions at prevailing market prices or at negotiated prices.  We will not receive any of the proceeds from the sale of the securities owned by the selling stockholders.  We will bear all costs, expenses and fees in connection with the registration of these shares.  The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares.  See “Plan of Distribution” beginning on page 36 of this prospectus.

Our common stock is traded on the OTC Bulletin Board under the symbol “WHLM.OB”.  On January 30, 2012, the closing price of our common stock was $0.20 per share.  As of January 30, 2012, we had 129,440,752 shares of common stock outstanding.

Our principal executive offices are located at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, and our telephone number is (214) 661-7488.
_______________________

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS.  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR COMMON STOCK.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_______________________

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is ___________, 2012

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with different information. This prospectus is an offer to sell only the shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date.

Our business, financial conditions, results of operations and prospectus may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights and is qualified in its entirety by information contained elsewhere in this document.  You should read this entire prospectus carefully, including the section entitled “Risk Factors” included in this document and our financial statements and the related notes incorporated by reference herein.  Unless the context otherwise requires, “Wilhelmina,” the “Company,” “we,” “our,” “us” and similar expressions refer to Wilhelmina International, Inc.  As used in this prospectus, the term “common stock” means Wilhelmina common stock, par value $0.01 per share, and includes the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, for a purchase price of $10.00.

Our Company

We are one of the world’s leading fashion model and talent management companies.

Through our subsidiaries, we provide traditional, full-service fashion model and talent management services, specializing in the representation and management of models, entertainers, artists, athletes and other talent to various customers and clients.  These customers and clients include leading retailers, designers, advertising agencies and catalog companies worldwide.  Our business was founded in 1967 by Wilhelmina Cooper, a renowned fashion model.

Our core fashion model management business is headquartered in New York City and also includes locations in Los Angeles and Miami, as well as a growing network of licensees comprising leading modeling agencies in various local markets across the U.S. and in Panama.  Our corporate headquarters are located in Dallas, Texas.

Wilhelmina is comprised of operating companies and divisions focused on the fashion model and talent management business, as well as business areas complimentary to the fashion model and talent management business such as licensing and television.  These companies include:

•	Wilhelmina International, Ltd., or Wilhelmina International;

•	Wilhelmina – Miami, Inc., or Wilhelmina Miami;

•	Wilhelmina Artist Management LLC, or WAM;

•	Wilhelmina Licensing LLC, or Wilhelmina Licensing; and

•	Wilhelmina Film & TV Productions LLC, or Wilhelmina TV.

Wilhelmina International (based in New York City), Wilhelmina West, Inc. (based in Los Angeles and a wholly owned subsidiary of Wilhelmina International) and Wilhelmina Miami are Wilhelmina’s core fashion model management companies.  WAM is a talent management company that seeks to secure endorsement and spokesperson work for various high-profile talents from the worlds of sports, music and entertainment.  Wilhelmina Licensing oversees the licensing of the “Wilhelmina” name, mainly to local modeling agencies across the U.S.  Wilhelmina TV participates in the development of certain reality television shows such as “The Agency” (2007) and “She’s Got the Look” that seek to capitalize on the “Wilhelmina” brand.

The LW1 division, based in Los Angeles, offers models the opportunity to be showcased on TV and film through its membership in the Screen Actors Guild.  Wilhelmina also owns a non-consolidated 50% interest in Wilhelmina Kids & Creative Management LLC, a New York City-based modeling agency that specializes in representing child models, from newborns to children 14 years of age.

Corporate Information

Wilhelmina was formerly known as New Century Equity Holdings Corp. and Billing Concepts Corp., and was incorporated in the State of Delaware in 1996.  Our principal executive offices are located at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, and our telephone number is (214) 661-7488.  Our website is www.wilhelmina.com

The Offering

Common stock offered by the selling stockholders	We are registering the offer and resale of up to 94,852,098 shares of common stock by the selling stockholders named in this prospectus.

Terms of the offering	The selling stockholders will determine when and how they will dispose of the common stock registered under this prospectus.

Common stock outstanding	129,440,752 shares of our common stock are issued and outstanding as of January 30, 2012.

Proceeds	We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

Ticker symbol	WHLM.OB

For additional information concerning the offering, see “Plan of Distribution” beginning on page 36.

Risk Factors

Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 3.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks and uncertainties described below before making an investment decision.  If any of the following risks or uncertainties occur, our business, prospects, financial condition or operating results could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment.  In assessing the risks described below, you should also refer to the other information contained in this prospectus, as well as our consolidated financial statements and the related notes and schedules incorporated herein by reference, before deciding to purchase any shares of our common stock.

Risks Relating to Our Business

Competition in the fashion model industry could result in us losing market share and charging lower prices for services, which could reduce our revenue.

We compete in the fashion model management industry with numerous competitors, from large multi-national companies such as DNA Model Management, Elite Model Management, Ford Models, IMG Models, Marilyn Model Agency, NEXT Model Management and Women Model Management, to hundreds of local and boutique agencies.  We also compete in the general talent management industry. “Talent” means any model, entertainer, artist, athlete or other talent or celebrity.  Through WAM, Wilhelmina endeavors to secure product endorsement contracts from branded consumer products companies for Talent represented by Wilhelmina.

In each of our markets, our competitors may possess greater resources, greater name recognition, greater geographic reach and longer operating histories than Wilhelmina, which may give competitors an advantage in obtaining future clients and attracting qualified models and other Talent in their markets.  Increased competition may lead to, among other things, loss of business and market share and pricing pressures that could negatively impact our business.

In addition, because an agency’s principal asset is its people, and freedom of entry into the fashion model management business is almost unlimited, a small agency may, on occasion, be able to develop business with our clients, particularly if the small agency is successful in recruiting other successful Talent.

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain quality Talent.

We are dependent on identifying, signing and retaining models and other Talent who are well received by clients and are likely to generate repeat business.  Our competitive position is dependent on our continuing ability to attract and develop Talent whose work can achieve a high degree of client acceptance.  Our financial results may be adversely affected if we are unable to identify, sign and/or retain such Talent under terms that are economically attractive to us.  Our business would be adversely affected by any of the following:

•	inability to recruit new models;

•	the loss of popularity of models among clients;

•	increased competition to maintain existing relationships with models;

•	non-renewals of current agreements with models; and

•	poor performance or negative publicity of models.

Most of our current model contracts have a term of two years.  Upon expiration, models may choose not to renew these contracts on reasonable terms or at all.  In addition, in certain instances, our Talent may seek representation with a competitive agency in breach of contract, notwithstanding our contractual relationship.  If models decide to re-locate to another agency, we may be unable to recoup costs expended to develop and promote such models, or to find a quality replacement that is satisfactory to our clients.

In addition, the fashion model industry is a youthful business, and models’ careers are inherently limited in length.  The loss or maturing of Talent, particularly key Talent responsible for significant gross billings, negatively impacts us.  If we are unable to replace lost Talent, including by successfully recruiting or developing new Talent, our business will suffer.  New Talent is also important for us to continually show Talent alternatives to clients, who regularly seek new “looks”.

We have relied upon our ability to enforce contracts entered into by models and other Talent we represent.  If we are unable to protect and enforce our contractual rights, we may suffer a loss of revenue.

Our success depends, to a large degree, on our current Talent under management and, in the future, scouting new Talent and entering into new contracts.  To protect our contractual rights, we have traditionally vigorously defended our contractual rights vis-à-vis models and other Talent, as well as other agencies and companies, for both financial reasons and to encourage ongoing strict adherence to contracts by all models and other Talent.  Such strict enforcement through litigation and other legal means could result in substantial costs and diversion of resources and the potential loss of contractual rights, which could impair our results of operations and financial condition.

If we fail to attract and retain qualified and experienced agents, our revenue could decline and our business could be harmed.

We compete with other fashion model management businesses for qualified agents or “bookers.”  Attracting and retaining qualified bookers in the fashion model industry is particularly important because, generally, a small number of bookers have primary responsibility for Talent relationships.  Because Talent responsibility is so concentrated, the loss of key bookers may lead to the loss of Talent relationships.  The loss of key bookers could also result in the loss of other bookers and employees loyal to such key bookers.  Any decrease in the quality of our reputation, management instability, a reduction in bookers’ compensation levels or restructuring of our compensation program, whether as a result of insufficient revenue or for any other reason, could impair our ability to retain existing bookers or attract additional qualified bookers with the requisite experience, skills and established Talent relationships.  Our failure to retain our most productive bookers or maintain the quality of service to which our clients are accustomed could also result in a loss of clients, which could in turn cause our revenue to decline and our business to be harmed.

If we are unable to retain key management personnel or hire additional skilled personnel, we may not be able to successfully manage our business in the future.

Our key management personnel, including personnel at our principal operating subsidiary, Wilhelmina International, Ltd., and their skills and relationships with clients are among our most important assets.  An important aspect of our competitiveness is our ability to attract and retain key management personnel, and our future success depends upon the continued service or involvement of key management personnel.  If we lose the services of one or more of our key management personnel, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives.  The loss of the services of any of our key management personnel or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations.  We have not entered into employment agreements with any of our key personnel and currently have no “Key Man” life insurance policies.

In addition to retaining our agents and key existing management personnel, our future success may also depend on our ability to identify, attract, hire, train, and motivate other highly skilled management, agents and administrative personnel.  Competition for such personnel is intense in the fashion model and Talent management industry, and there can be no assurance that we will be able to successfully attract, assimilate or motivate sufficiently qualified personnel.  The failure to attract and retain the necessary personnel could have a material adverse effect on our business.

If we are unable to maintain our professional reputation and brand name, our business will be harmed.

We strongly depend on our overall reputation and brand name recognition, which we believe is strong in the industry, to secure new engagements and to sign qualified Talent.  Our success also depends on the individual reputations of the Talent that we represent.  In addition, any adverse effect on our reputation might negatively impact our model search and licensing businesses, which is driven largely by the value of the Wilhelmina brand.  If any client is dissatisfied with our services, this may adversely affect our ability to secure new engagements.

If any factor, including poor performance, hurts our reputation, we may experience difficulties in competing successfully for both new client engagements and qualified Talent.  Failing to maintain our professional reputation and the goodwill associated with our brand name could seriously harm our business.

Our revenue and net income may be affected by adverse economic conditions.

Recessions may impact gross billings for modeling services.  An important segment of the modeling industry is advertising, with advertising assignments typically generating amongst the highest daily fees in the business.  Because advertising expenditures are viewed by companies as discretionary and are curtailed during economic downturns, agency gross billings may also decline over recessionary periods.  There can be no assurance that current economic conditions will improve or even remain stable.  Although we believe that larger agencies, such as Wilhelmina, are less affected by negative economic fluctuations than local agencies (as advertisers frequently cut spending with smaller modeling agencies first), our business, financial condition and results of operations could suffer if economic conditions weaken.

If some of our clients experience financial distress, their weakened financial position could negatively affect our financial position and results.

We have a large and diverse client base, and at any given time, one or more of our clients may experience financial distress, file for bankruptcy protection or go out of business.  If any client with whom we have a substantial amount of business experiences financial difficulty, it could delay or jeopardize the collection of accounts receivable, may result in significant reductions in services provided by us and may have a material adverse effect on our financial position, results of operations and liquidity.

Our operations are headquartered in and largely concentrated on New York City, which is generally recognized as the center of the global fashion industry.  This lack of geographic diversification increases our risk profile.

Wilhelmina’s operations are headquartered in New York City, which is generally recognized as the global center of the fashion industry.  As a result of this geographic concentration, our business, results of operations and financial condition depend largely upon the state of the New York City-based fashion industry and advertising market.  Deterioration in economic and business conditions in these sectors and the economic and business conditions in New York City could have a material adverse impact on the demand for our and our advertising sector clients’ services, which in turn may have a material adverse effect on our results of operations and financial position.

A major disaster in New York City could result in material loss to Wilhelmina.   New York City, as a major urban area, is at risk from terrorist attack.  Many of our clients could experience interruption of their business or financial distress, file for bankruptcy protection or go out of business after a major disaster, including a terrorist attack.  Most of our Talent resides in New York City and may also be severely affected in the event of such a disaster.  If there are terrorist attacks in New York City or within close proximity, we may experience a decrease in the demand for our model and Talent management services, which may have a material adverse effect on our results of operations and overall profitability.

Terms of the settlement of a class action lawsuit may adversely impact our ability to sign models on favorable terms.

In 2002, a class action lawsuit was filed on behalf of some 10,000 current and former models against 13 of the then leading modeling agencies, including Wilhelmina, alleging price collusion. The lawsuit was settled in June 2004 pursuant to a settlement agreement by which we and other modeling agencies are bound.  The terms of the settlement agreement include, among others, that we will:

•	refrain from entering into any agreement or understanding with any other agency regarding models’ commissions or communicate pricing with any other agency (except under limited circumstances);

•	disclose to the settling defendant models all compensation received by us on all bookings for that model; and

•
enter into contracts that (i) provide in clear language the contract’s term and duration, (ii) include full disclosure of all relevant compensation terms and practices, (iii) include a description of the management services that are available to the model pursuant to the contract and (iv) do not automatically renew for the full contract term.

The restrictions imposed upon us pursuant to the settlement agreement may have an adverse effect on our ability to remain competitive in the industry.  Furthermore, no assurance can be given that we will not in the future be subject to similar or other class action lawsuits that could have a material adverse effect on our business practices.

Limitations on the availability of visas for our models will impact our business.

Our foreign born models typically require visas in order to work in the United States.  If visas for models become difficult to obtain or renew or are otherwise delayed for our models, by law such models may be unable to work in the United States and our business will be impacted.  Periodically, the United States Immigration and Nationalization Service (INS) promulgates interpretations of its rules which result in limitations on the availability of visas for our foreign born fashion models.  In addition, current federal law imposes annual limits on H-1B visas.  While many of our models are U.S. born, we also have, recruit and develop foreign born models.  If limitations on the availability of visas were to occur, certain of our competitors, including non-U.S. agencies or U.S. agencies with international operations, could be in a competitively stronger position than us in part because such competitors could serve clients with foreign born models outside the United States.

We may undertake acquisitions to expand our business, which may dilute the ownership of existing stockholders.

As we pursue our business plan, we may pursue acquisitions of businesses, both domestic and international.  International acquisitions in particular would permit us to expand our global footprint and provide additional sources of models and Talent.  To finance any acquisitions however, it may be necessary for us to raise additional funds through public or private financings.  Additional funds may not be available on favorable terms or at all, and, in the case of equity financings, would result in additional dilution to existing stockholders.  If we acquire any business and are unable to integrate the newly acquired entities effectively, our business and results of operations may suffer.  The time and expense associated with finding suitable and compatible businesses or services could also disrupt our ongoing business and divert management’s attention.  Future acquisitions by us could result in large and immediate write-offs or assumptions of debt and contingent liabilities, any of which could substantially harm our business and results of operations.

Any acquisitions that we attempt or complete could prove difficult to integrate or require a substantial commitment of management time and other resources.

Any strategy of acquiring other businesses involves a number of unique risks including:  (i) completing due diligence successfully, (ii) exposure to unforeseen liabilities of acquired companies and (iii) increased risk of costly and time-consuming litigation, including stockholder lawsuits.  If we pursue acquisitions, we may be unable to address these problems successfully.  Moreover, our future operating results will depend to a significant degree on our ability to integrate acquisitions (if any) successfully and manage operations while also controlling our expenses.  Integrating newly acquired businesses or services is likely to be expensive and time consuming.  We may be unable to select, manage or absorb or integrate any future acquisitions successfully, particularly acquisitions of large companies.  Any acquisition, even if effectively integrated, may not benefit our stockholders.

We may need additional debt or equity to sustain growth, but we do not have commitments for such funds.

We may need to finance future growth through a combination of borrowings, cash flow from operations, and equity financing.  Our ability to continue growing at the pace we have recently grown could depend in part on our ability to obtain either additional debt or equity financing.  The terms on which debt and equity financing is available to us varies from time to time and is influenced by our performance and by external factors, such as the economy generally and developments in the market, which are beyond our control.  If we are unable to obtain additional debt or equity financing on acceptable terms, we may have to curtail our growth by delaying new initiatives.  While we maintain a credit facility, our efforts to secure significant funds through debt financing have not been successful and, given the cautiousness of banks following the 2008 downturn, do not look likely in the foreseeable future.

We might not be successful in positioning the “Wilhelmina” brand for future consumer product initiatives.

We are considering steps to position the “Wilhelmina” brand for future consumer product initiatives, including fashion apparel (such as lingerie and sportswear), cosmetics and beauty, and health and lifestyle products.  If consumer response to the “Wilhelmina” brand is not as favorable as management anticipates, or if our reputation is adversely affected, these consumer product initiatives might not be successful and we would incur substantial expense that could have a material adverse effect on our results of operations.

If we are unable to adequately protect the “Wilhelmina” brand name, our business could suffer significant harm.

We have invested significant resources in the “Wilhelmina” brand in order to obtain and protect the brand’s current public recognition.   The “Wilhelmina” brand is essential to our success and competitive position.  It is also important for television activities and consumer product initiatives.  If we fail to protect our intellectual property rights adequately, we may lose an important advantage in the markets in which we compete.  Third parties have in the past and may continue to misappropriate or infringe on the “Wilhelmina” brand.  If third parties misappropriate or infringe our intellectual property, our image, brand and the goodwill associated therewith may be harmed and our competitive position may be harmed, any of which could have a material adverse effect on our business.

The protection of the “Wilhelmina” brand name requires substantial resources.

We rely upon trademark laws, license agreements and nondisclosure agreements to protect the “Wilhelmina” brand name used in our business.  The steps we have taken to protect and enforce our proprietary rights to our brand name may not be adequate.  For instance, we may not be able to secure trademark or service mark registrations for marks in the U.S. or in foreign countries.  Third parties may infringe upon or misappropriate our trademarks, service marks and similar proprietary rights, which could have an adverse effect on our business, financial condition and results of operations.  If we believe a third-party (including a counterparty or licensee) has misappropriated or misused our intellectual property, litigation may be necessary to enforce and protect those rights, which would divert management resources, would be expensive and may not effectively protect our intellectual property.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products or services as a result.

We are not aware of any claims of infringement or challenges to our right to use any of our trademarks in the U.S.  Nevertheless, we could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others.  Given that proprietary rights to photography, artwork and similar intellectual property rights are a fundamental part of marketing in the fashion industry, we may be exposed at times to claims with respect to such rights.  Such claims, even if not meritorious, can be expensive to defend and divert management’s attention from our operations.  If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award and cease displaying, offering or selling works, products or services that use or contain the infringing intellectual property.  We may be unable to develop non-infringing products or services or obtain a license on commercially reasonable terms.  We may also be required to indemnify licensees and customers if they become subject to third-party claims relating to intellectual property that they license or otherwise provide to them, which could be costly.

Our businesses require licensing in key states in which we operate, and the loss of any of our licenses could have a material adverse effect on our business.

Certain states in which we operate, including the states of California and Florida, require talent agency licenses to operate in the model management and Talent representation businesses in which we operate.  Our good standing in such states and our ability to successfully renew such licenses is not guaranteed.  Any inability to renew our licenses could have a material adverse effect on our business.  In addition to our licenses, certain subsidiaries are franchise holders of the Screen Actors Guild.  Any loss of such franchise will limit the activities in which we can engage and negatively impact our business.

We may be unable to realize the benefits of our net operating loss carryforwards, or NOLs.

 NOLs may be carried forward to offset federal taxable income in future years and reduce income taxes otherwise payable on such taxable income, subject to certain adjustments.  Based on current federal corporate income tax rates, our NOLs, if fully utilized, could provide a benefit to us of future tax savings.  However, our ability to use these tax benefits in future years will depend upon the amount of our otherwise taxable income.  If we do not have sufficient taxable income in future years to use the tax benefits before they expire, we will lose the benefit of these NOL carryforwards, permanently.

Additionally, if we underwent an ownership change within the meaning of Sections 382 and 383 of the United States Internal Revenue Code of 1986, as amended, or the Code, the NOL carryforward limitations would impose an annual limit on the amount of the taxable income and capital gain that may be offset by our NOLs generated prior to the ownership change.  If an ownership change were to occur, we may be unable to use a significant portion of our NOL carryforwards to offset taxable income.  In general, an ownership change occurs when, as of any testing date, the aggregate of the increase in percentage points of the total amount of a corporation’s stock owned by “5-percent shareholders” (within the meaning of Section 382 and 383 of the Code) whose percentage ownership of the stock has increased as of such date over the lowest percentage of the stock owned by each such “5-percent shareholder” at any time during the three-year period preceding such date, is more than 50 percentage points.  In general, persons who own 5% or more of a corporation’s stock are “5-percent shareholders,” and all other persons who own less than 5% of a corporation’s stock are treated, together as a single, public group “5-percent shareholder,” regardless of whether they own an aggregate of 5% of a corporation’s stock.

The amount of NOL carryforwards that we have claimed have not been audited or otherwise validated by the United States Internal Revenue Service, or the IRS.  The IRS could challenge our calculation of the amount of our NOLs or our determinations as to when a prior change in ownership occurred and other provisions of the Code may limit our ability to carry forward our NOLs to offset taxable income in future years.  If the IRS were successful with respect to any such challenge, the potential tax benefit of the NOL carryforwards to us could be substantially reduced.

Protections implemented by us to preserve our NOLs may not be effective or may have some unintended negative effects.

We have a stockholder rights plan, or the Rights Plan.  The Rights Plan may help preserve our NOL carryforwards.  Nonetheless, there is no guarantee that the Rights Plan will prevent a stockholder from acquiring more than 5% of our Common Stock.  Our Rights Plan requires any person attempting to acquire a significant interest in Wilhelmina to seek the approval of our board of directors.  This may have an “anti-takeover” effect because our board of directors may be able to prevent any future takeover.  Similarly, any limits on the amount of capital stock that a stockholder may own could have the effect of making it more difficult for stockholders to replace current management or the members of the board of directors.  Additionally, because the Rights Plan has the effect of restricting a stockholder’s ability to acquire a large stake in Wilhelmina, it also has the effect of restricting our current stockholders’ ability to dispose of our common stock.  As a result, the liquidity and market value of our common stock might suffer.

Risks Relating to Ownership of Our Common Stock

We do not anticipate paying dividends on our common stock in the foreseeable future, which may limit investor demand.

We do not anticipate paying any dividends on our common stock in the foreseeable future.  Such lack of dividend prospects may have an adverse impact on the market demand for our common stock as certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in our common stock.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting us or our competitors.  In addition, the stock market is subject to extreme price and volume fluctuations.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Sales of substantial amounts of our common stock in the public market could depress the market price of our common stock.

The sale of a substantial amount of common stock in the public market, or the perception that such sales may occur, could cause the market price of our common stock to decline.  As of January 30, 2012, there were 129,440,752 shares of our common stock issued and outstanding.  We are registering the resale of a maximum of 94,852,098 shares of common stock, constituting approximately 73.3% of the issued and outstanding shares, under the registration statement of which this prospectus forms a part.  The sale of these shares into the public market by the selling stockholders could depress the market price of our common stock.  Furthermore, some of our shares may be offered from time to time in the open market pursuant to Rule 144 promulgated under the Securities Act, and these sales may have a depressive effect on the market for our common stock.  Sales undertaken pursuant to the effectiveness of the registration statement or Rule 144 could depress the market price of the shares and could also make it more difficult for us to raise capital by selling equity or equity-related securities in the future at a time and price that we deem appropriate.

 The OTC Bulletin Board, or the OTCBB, is a quotation system, not an issuer listing service, market or exchange.  Therefore, buying and selling stock on the OTCBB is not as efficient as buying and selling stock through an exchange.  As a result, it may be difficult for you to sell your common stock or you may not be able to sell your common stock for an optimum trading price.

The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.  Our common stock is traded on the OTC QX Marketplace, or OTCQX, which is the trading tier on the OTCBB with the most demanding listing standards.  Nevertheless, because trades and quotations on the OTCBB involve a manual process, the market information for such securities cannot be guaranteed.  In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly.  Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information.  Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of the order entry.  Orders for OTCBB securities may be canceled or edited like orders for other securities.  All requests to change or cancel an order must be submitted to, received and processed by the OTCBB.  Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order.  Consequently, one may not be able to sell shares of common stock at the optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTCBB if the common stock or other security must be sold immediately.  Further, purchasers of securities may incur an immediate “paper” loss due to the price spread.  Moreover, dealers trading on the OTCBB may not have a bid price for securities bought and sold through the OTCBB.  Due to the foregoing, demand for securities that are traded through the OTCBB may be decreased or eliminated.

When we issue additional shares in the future, it will likely result in the dilution of our existing stockholders.

Our certificate of incorporation authorizes the issuance of up to 250,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which  129,440,752 common shares were issued and outstanding as of January 30, 2012.  No shares of our preferred stock are issued and outstanding as of such date.  Our board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock and may choose to issue some or all of such shares to provide additional financing or acquire more businesses in the future.

Moreover, as of January 30, 2012, we had options outstanding to purchase an aggregate of 2,050,000 shares of our common stock, the exercise of which would further increase the number of outstanding shares.  From time to time we may increase the number of shares available for issuance in connection with our equity compensation plans.  The issuance of any shares for acquisition, licensing or financing efforts, upon conversion of any preferred stock or exercise of warrants and options, pursuant to our equity compensation plans or otherwise, may result in a reduction of the book value and market price of the outstanding shares of our common stock.  If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders.

Financial Industry Regulatory Authority, or FINRA, sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must, after conducting a thorough due diligence review of a customer’s financial condition, have reasonable grounds for believing that the investment is suitable for that customer.  Special rules on recommending speculative low priced securities to non-institutional customers require broker-dealers to make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other relevant financial information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  These FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and may have an adverse effect on the market for our shares.

A small number of stockholders own a large percentage of our common stock and can influence the outcome of matters submitted to our stockholders for approval.

A small number of our stockholders own a large percentage of our common stock and can, therefore, influence the outcome of matters submitted to our stockholders for approval.  Based on information known to us as of January 30, 2012, our three largest stockholders, collectively, control in excess of 66 2/3% of our outstanding common stock.  As a result, these stockholders have the ability to influence the outcome of matters submitted to our stockholders for approval, including certain proposed amendments to our certificate of incorporation, and any proposed merger, consolidation or sale of all or substantially all of our assets.  These stockholders may support proposals and actions with which you may disagree.  The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock.

Provisions in our certificate of incorporation and bylaws and under Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that our stockholders may deem advantageous.  These provisions include:

•	authorizing the board of directors to issue, without further action by the stockholders, all or any shares of undesignated, or “blank check,” preferred stock;

•
requiring the approval of the holders of at least 66 2/3% of our voting shares to approve any proposal for us to reorganize, merge or consolidate with any other corporation, or sell, lease or exchange substantially all of our assets or business;

•	requiring the approval of the holders of at least 66 2/3% of our voting shares to remove directors from office, with or without cause;

•	requiring any stockholder action to be taken at a duly called annual or special meeting of stockholders and not by written consent (subject to limited exceptions);

•	providing that only the board of directors may call special meetings of stockholders;

•	establishing advance notice requirements for nominations for elections to the board of directors or for proposing other matters that can be acted upon by stockholders at stockholder meetings;

•
requiring the approval of the holders of at least 66 2/3% of our voting shares to amend certain provisions of the certificate of incorporation and bylaws relating to the composition of the board of directors, meetings of stockholders, the required vote to approve certain corporate transactions and the ability of stockholders to act by written consent; and

•	being subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking statements” that reflect our current expectations and projections about our future results, performance, prospects and opportunities.  When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to Wilhelmina or its management, are intended to identify forward-looking statements.  Such forward-looking statements include, in particular, projections about our future results, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.  Additionally, statements concerning future matters such as gross billing levels, revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements.  Management cautions that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.  Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed under the section entitled “Risk Factors” in this prospectus.  Readers should carefully review this information as well as other risks and uncertainties described in other filings we make with the Securities and Exchange Commission, or the SEC. We do not undertake any obligation to publicly update these forward-looking statements.  As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders identified in the section of this prospectus entitled “Selling Stockholders.”  We will not receive any of the proceeds from the sale of the shares by selling stockholders hereunder.

DESCRIPTION OF BUSINESS

Our Company

We are one of the world’s leading fashion model and talent management companies.

Through our subsidiaries, we provide traditional, full-service fashion model and talent management services, specializing in the representation and management of models, entertainers, artists, athletes and other talent to various customers and clients.  These customers and clients include leading retailers, designers, advertising agencies and catalog companies worldwide.  Our business was founded in 1967 by Wilhelmina Cooper, a renowned fashion model.

Our core fashion model management business is headquartered in New York City and also includes locations in Los Angeles and Miami, as well as a growing network of licensees comprising leading modeling agencies in various local markets across the U.S. and in Panama.  Our corporate headquarters are located in Dallas, Texas.

Wilhelmina is comprised of operating companies and divisions focused on the fashion model and talent management business, as well as business areas complimentary to the fashion model and talent management business such as licensing and television.  These companies include:

•	Wilhelmina International, Ltd. (“Wilhelmina International”);

•	Wilhelmina – Miami, Inc. (“Wilhelmina Miami”);

•	Wilhelmina Artist Management LLC (“WAM”);

•	Wilhelmina Licensing LLC (“Wilhelmina Licensing”); and

•	Wilhelmina Film & TV Productions LLC (“Wilhelmina TV” and together with Wilhelmina International, Wilhelmina Miami, WAM and Wilhelmina Licensing, the “Wilhelmina Companies”).

Wilhelmina International (based in New York City), Wilhelmina West, Inc. (based in Los Angeles and a wholly owned subsidiary of Wilhelmina International) and Wilhelmina Miami are Wilhelmina’s core fashion model management companies.  WAM is a talent management company that seeks to secure endorsement and spokesperson work for various high-profile talents from the worlds of sports, music and entertainment.  Wilhelmina Licensing oversees the licensing of the “Wilhelmina” name, mainly to local modeling agencies across the U.S.  Wilhelmina TV participates in the development of certain reality television shows such as “The Agency” (2007) and “She’s Got the Look” that seek to capitalize on the “Wilhelmina” brand.

The LW1 division, based in Los Angeles, offers models the opportunity to be showcased on TV and film through its membership in the Screen Actors Guild.  Wilhelmina also owns a non-consolidated 50% interest in Wilhelmina Kids & Creative Management LLC, a New York City-based modeling agency that specializes in representing child models, from newborns to children 14 years of age.

We divide our businesses into the following operating divisions:  Fashion Model Management; Artist Management; Licensing; and Film and Television.

Fashion Model Management Business

We are focused on providing fashion modeling and talent product-endorsement services to clients such as ad agencies, branded consumer goods companies, fashion designers, magazines, retailers and department stores, product catalogs and Internet sites.

The fashion model management industry can be divided into many subcategories, including advertising campaigns as well as catalog, runway and editorial work.  Advertising work involves modeling for advertisements featuring consumer products such as cosmetics, clothing and other items, to be placed in magazines and newspapers, on billboards and with other types of media.  Catalog work involves modeling for promotional catalogs that are produced throughout the year.  Runway work involves modeling at fashion shows, which primarily take place in Paris, Milan, London and New York City.  Editorial work involves modeling for the cover and editorial sections of magazines.

Clients pay talent for their appearance in photo shoots for magazine features, print advertising, direct mail marketing, product catalogs and Internet sites, as well as for their appearance in runway shows to present new designer collections, fit modeling, and on-location presentations and event appearances.  In addition, talent may also appear in film and TV commercials.

We develop and diversify our talent portfolio through a combination of ongoing local, regional or international scouting and talent-search efforts to source new talent, and cooperate with other agencies that represent talent.

Within our fashion model management business, we have two primary sources of revenue:  commissions paid by models as a percentage of their gross earnings and a separate service charge, paid by clients in addition to the booking fees, calculated as a percentage of the models’ booking fees.  We believe that our commission rates and service charge are comparable to those of our principal competitors.

Our fashion model management operations are organized into divisions called “boards,” each of which specializes by the type of models it represents.  Our boards are generally described in the table below.

Board Name	Location	Target Market
Women	NYC, LA, Miami	High-end female fashion models
Men	NYC, LA, Miami	High-end male fashion models
Sophisticated Men	NYC	Established male fashion models
Sophisticated Women	NYC	Established female fashion models
Curve	NYC	Full-figured female fashion models
Runway and W Media	NYC, LA, Miami	Catwalk and designer client services
Lifestyle	NYC, LA, Miami	Commercial print bookings
Fitness	NYC	Fit or athletic models
Kids*	NYC	Child models
____________
*	Through partial ownership of Wilhelmina Kids & Creative Management LLC.

Each board is headed by a director who is in charge of the agents assigned to such board.  The agents of each board act both as bookers (includes promoting models, negotiating fees and contracting work) and as talent scouts/managers (includes providing models with career guidance and helping them better market themselves).  Although agents individually develop professional relationships with models, models are represented by a board collectively, and not by a specific agent.  Our organization into boards thereby enables us to provide clients with services tailored to their particular needs, to allow models to benefit from agents’ specialized experience in their particular markets, and to limit our dependency on any specialty market or agent.

Most senior agents are employed pursuant to employment agreements that include noncompetition provisions such as a prohibition from working with Wilhelmina models and clients for a certain period of time after the end of the agent’s employment with Wilhelmina.

We typically sign our models to two-year exclusive contracts, which we actively enforce.

Wilhelmina Artist Management Business

WAM has two primary sources of revenue:  commissions paid by talent as a percentage of their gross earnings and royalties (WAM may occasionally obtain an equity interest in a product line or company in consideration for its services).  WAM currently represents superstars such as Fergie, Enrique Iglesias, Natasha Bedingfield, Nicole Scherzinger, Estelle and many others for whom Wilhelmina seeks to secure fashion campaigns, endorsements and marketing opportunities.  WAM has secured commercial endorsements, fashion campaigns and sponsorships for its talent with clients such as Calvin Klein, Avon, Brown Shoe, Coca-Cola, SAP, General Motors, Tommy Hilfiger, Elle, Cover Girl, Dessert Beauty, Donna Karan, Hershey’s, Hugo Boss, L’Oreal, Mattel, Nautica, Nestle, Nike, Proctor & Gamble Company and Pizza Hut.

Although our fashion model management business remains our primary business, WAM plays an increasingly important role at Wilhelmina.  The visibility of WAM’s talent and clients help enhance the profile and penetration of the “Wilhelmina” brand with prospective models, other talent and clients, in turn providing our fashion model management business and other complimentary businesses with significant new opportunities.

Licensing

Wilhelmina Licensing collects third-party licensing fees in connection with the licensing of the “Wilhelmina” name.  Third-party licensees include several leading fashion model agencies in local markets across the U.S. and Panama.

Film and Television

The film and television business consists of television syndication royalties and production series contracts.  In 2005, the Wilhelmina Companies produced the television show “The Agency” for the VH1 television network.  In 2007, the Wilhelmina Companies entered into an agreement with the TV Land television network to develop a television series entitled “She’s Got the Look”, which concluded its third season in 2010.  The television series documented the lives of women competing in a modeling competition.  The Wilhelmina Companies provided the television series with the talent and the “Wilhelmina” brand image, and agreed to a modeling contract with the winner of the competition, in consideration of a fee per episode produced, plus certain fees, as defined.

Competition

The fashion model management business is highly competitive.  New York City, Los Angeles and Miami, as well as Paris, Milan, Sao Paulo and London, are considered the most important markets for the fashion talent management industry.  Most of the leading international firms are headquartered in New York City, which is considered to be the “capital” of the global fashion industry.  Our principal competitors include the larger fashion model management businesses in the U.S., including DNA Model Management, Elite Model Management, Ford Models, Inc., IMG Models, Marilyn Model Agency, NEXT Model Management and Women Model Management.  Apart from Wilhelmina and Paris-based and publicly-listed Elite SA, all other fashion talent management firms are privately-held.

Competition also includes foreign agencies and smaller U.S. agencies in local markets that recruit local talent and cater to local market needs.  Several of the larger fashion talent firms operate offices in multiple cities and countries, or alternatively have chosen to partner with local or foreign agencies to attempt to harness synergies without increasing overhead.

We believe that our sources of revenue (mainly generated from commissions and service charges) are comparable to those of our principal competitors.  Therefore, for us to obtain a competitive advantage, we must develop and maintain a deep pool of talent and deliver high quality service to clients.  We believe that through our scouting efforts, search contests, licensing network, advertising and TV shows, we are able to recruit a deeper pool of talent relative to our competitors.  These recruitment tools coupled with the broad range of fashion boards available to our talent, enables us to develop talent and generate a broader range of revenues relative to our principal competitors.  While a broad range of talent and boards provides a certain level of stability to the business, certain talent may be more inclined to work with a boutique agency which tailors to their specific needs.

Also, over the 43 years of the existence of the Wilhelmina Companies, we have created long standing client relationships and a number of business activities related to the fashion model management business that provide exposure to diverse markets and demographics.  We have also developed a professional workforce with years of talent management experience.

Clients and Customers

As of December 31, 2011, we had approximately 1,400 active models.  Our active talent and models include Fergie, Coca Rocha, Mark Vanderloo, Gabriel Aubry, Olivia Palermo, Alex Lundqvist, Benjamin Hill, Enrique Palacios, Jennifer Rose, Noah Mills, Natasha Bedingfield, Alexandra Richards, Rebecca Romijn and Kendall Jenner.

We serve approximately 2,000 external clients.  Our customer base is highly diversified, with no customer accounting for more than 4% of overall gross revenues during the fiscal year ended December 31, 2011.  Our top 100 customers together accounted for no more than approximately 68% of overall gross revenues during the fiscal year ended December 31, 2011.

Governmental Regulations

Certain jurisdictions in which we operate, such as California and Florida, require that companies maintain a Talent Agency License in order to engage in the “talent agency” business.  The talent agency business is generally considered the business of procuring engagements or any employment or placement of a talent, where the talent performs in his or her artistic capacity.  Where required, the Wilhelmina Companies operating in these jurisdictions maintain Talent Agency Licenses issued by those jurisdictions.  In addition, certain of our subsidiaries also maintain required SAG licenses issued by the Screen Actors’ Guild.

Employees

As of December 31, 2011, we had 80 employees, 57 of whom were located in New York City (including Sean Patterson, the President of Wilhelmina International, Ltd.), 9 of whom were located at Wilhelmina’s Miami, Florida office, 11 of whom were located at Wilhelmina’s Los Angeles, California office and 3 of whom were located at the corporate headquarters located in Dallas, Texas.

Trademarks and Licensing

The “Wilhelmina” brand is essential to our success and competitive position.  Wilhelmina’s trademark is vital to the licensing business because licensees pay for the right to use the trademark.  We have invested significant resources in the “Wilhelmina” brands in order to obtain the public recognition that these brands currently have.  The Wilhelmina Companies rely upon trademark laws, license agreements and nondisclosure agreements to protect the “Wilhelmina” brand name used in their business.  Trademarks registered in the U.S. have a duration of ten years and are generally subject to an indefinite number of renewals for a like period on appropriate application.

Historical Overview and Recent Developments

Wilhelmina Acquisition

On August 25, 2008, the Company and Wilhelmina Acquisition Corp., a New York corporation and wholly owned subsidiary of the Company (“Wilhelmina Acquisition”), entered into an agreement (the “Acquisition Agreement”) with Dieter Esch (“Esch”), Lorex Investments AG, a Swiss corporation (“Lorex”), Brad Krassner (“Krassner”), Krassner Family Investments Limited Partnership, a Nevada limited partnership (“Krassner L.P.” and together with Esch, Lorex and Krassner, the “Control Sellers”), the Wilhelmina Companies, Sean Patterson, an executive with the Wilhelmina Companies (“Patterson”), and the stockholders of Wilhelmina Miami (the “Miami Holders” and together with the Control Sellers and Patterson, the “Sellers”).  Pursuant to the Acquisition Agreement, which closed February 13, 2009, the Company acquired the Wilhelmina Companies subject to the terms and conditions thereof (the “Wilhelmina Transaction”).  The Acquisition Agreement provided for (i) the merger of Wilhelmina Acquisition with and into Wilhelmina International in a stock-for-stock transaction, as a result of which Wilhelmina International became a wholly owned subsidiary of the Company (the “Merger”) and (ii) the Company purchased the outstanding equity interests of the other Wilhelmina Companies for cash.

At the closing of the Wilhelmina Transaction, on February 13, 2009, the Company paid an aggregate purchase price of approximately $22,432,000 in connection therewith, of which approximately $16,432,000 was paid for the outstanding equity interests of the Wilhelmina Companies and $6,000,000 in cash repaid the outstanding balance of a note held by a Control Seller.  The purchase price included $7,609,336 (63,411,131 shares) of our common stock, valued at $0.12 per share (representing the closing price of the common stock on February 13, 2009) that was issued in connection with the merger of Wilhelmina Acquisition with and into Wilhelmina International.  Approximately $8,823,000 of the remaining cash was paid to acquire the equity interests of the remaining Wilhelmina Companies.

The purchase price was subject to certain post-closing adjustments, which were to be effected against a total of 19,229,746 shares of common stock (valued at approximately $2,307,000 on February 13, 2009) (the “Restricted Shares”) that were held in escrow pursuant to the Acquisition Agreement.  The Restricted Shares held in escrow were intended to support earn-out offsets and indemnification obligations of the Sellers.  The Control Sellers were required to leave in escrow, through 2011, any stock “earned” following resolution of “core” adjustment, up to a total value of $1,000,000.  Losses at WAM and Wilhelmina Miami, respectively, could be offset against any positive earn-out with respect to the other company.  Losses in excess of earn-out amounts could also result in the repurchase of the remaining shares of common stock held in escrow for a nominal amount.  Working capital deficiencies could also reduce positive earn-out amounts.

After the closing, the parties became engaged in a dispute relating to a purchase price adjustment being sought by the Company in connection with the Wilhelmina Transaction and other related matters.  On October 18, 2010, the Company, together with Newcastle Partners, L.P. (“Newcastle”) and the Control Sellers entered into a Global Settlement Agreement (the “Settlement Agreement”).  Under the Settlement Agreement, (i) a total of 18,811,686 Restricted Shares were released to the Control Sellers, (ii) all the Company’s future earn-out obligations relating to the operating results of WAM under the Acquisition Agreement were cancelled and (iii) (A) approximately 39% (representing the amount that would otherwise be paid to Krassner L.P.) of the first $2,000,000 of the Company’s earn-out obligations relating to the operating results of Wilhelmina Miami under the Acquisition Agreement (the “Miami Earnout”) was cancelled and (B) approximately 69% (representing the amounts that would otherwise be paid in the aggregate to Krassner L.P. and Lorex) of any such Miami Earnout obligation over $2,000,000 was cancelled.  With respect to any portion of the Miami Earnout that may become payable, the Company further agreed not to assert any setoff thereto in respect of (1) any negative closing net asset adjustment determined under the Acquisition Agreement or (2) any divisional loss in respect of WAM.  The Company also reimbursed certain documented legal fees of the Control Sellers in the amount of $300,000, which amount was recorded as settlement expense in the Company’s consolidated statement of operations for the year ended December 31, 2010.

Pursuant to the Settlement Agreement, the parties agreed to dismiss the litigation then pending in the U.S. District Court, Southern District of New York concerning the Restricted Shares.  The parties also agreed to customary mutual releases and further agreed to withdraw their respective indemnification claims under the Acquisition Agreement, except that the Company preserved indemnification rights with respect to certain specified matters.

With respect to corporate governance matters, the Settlement Agreement required that (i) Newcastle and the Control Sellers concurrently enter into an amendment to that certain Mutual Support Agreement dated August 25, 2008 entered into in connection with the Wilhelmina Acquisition (the “Mutual Support Agreement”), which amendment provided for the addition of two (2) independent directors to the Company’s board of directors, subject to a pre-determined selection process, and (ii) within six months following the execution of the Settlement Agreement, the board was required to evaluate and consider updates and/or clarifications to the bylaws, with such updates to address (a) the advance notice procedures for nominations and stockholder proposals, (b) the Company’s fiscal year and (c) such other matters as the board of directors determines.  The Company also agreed to enter into an amendment to its Rights Agreement (as defined on page 39) to, among other things, rescind the designation of the Control Sellers as Acquiring Persons thereunder.

Newcastle Financing Agreement

Concurrently with the execution of the Acquisition Agreement, Wilhelmina entered into a purchase agreement (the “Equity Financing Agreement”) with Newcastle, which at that time owned 19,380,768 shares or approximately 36% of the outstanding common stock, for the purpose of obtaining financing to complete the transactions contemplated by the Acquisition Agreement.  Pursuant to the Equity Financing Agreement, upon the closing of the Wilhelmina Transaction, Wilhelmina sold to Newcastle $3,000,000 (12,145,749 shares) of common stock at $0.247 per share, or approximately (but slightly higher than) the per share price applicable to the common stock issuable under the Acquisition Agreement.  As a result, Newcastle now owns 34,064,466 shares of our common stock, or approximately 26% of our outstanding common stock.  In addition, under the Equity Financing Agreement, Newcastle committed to purchase, at Wilhelmina’s election at any time or times prior to six months following the closing, up to an additional $2,000,000 (8,097,166 shares) of common stock on the same terms.  Wilhelmina’s election right expired on August 13, 2009.  Upon the closing of the Equity Financing Agreement, Newcastle obtained certain demand and piggyback registration rights with respect to the common stock it holds, including the common stock issued under the Equity Financing Agreement, under a registration rights agreement between Newcastle and Wilhelmina.

Pre-Wilhelmina

We were formerly known as New Century Equity Holdings Corp. and Billing Concepts Corp. and were incorporated in the State of Delaware in 1996.

Until our acquisition of the Wilhelmina Companies in February 2009, during the prior three years, we were in a transition period during which we sought to redeploy our assets to enhance stockholder value by evaluating potential acquisition and merger candidates.  During this transition period, our sole operating business represented an investment in ACP Investments, L.P. (d/b/a Ascendant Capital Partners) (“Ascendant”).  Ascendant is a Berwyn, Pennsylvania based alternative asset management company whose funds have investments in long/short equity funds and which distributes its registered funds primarily through various financial intermediaries and related channels.  We have not recorded any revenues in connection with our investment in Ascendant since July 2006.

Properties

Our corporate headquarters are currently located at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, which are also the offices of Newcastle Capital Management, L.P. (“NCM”).  NCM is the general partner of Newcastle.  We occupy a portion of NCM’s space on a month-to-month basis at $2,500 per month, pursuant to a services agreement entered into between us and NCM on October 1, 2006.

 The following table summarizes information with respect to the material facilities of Wilhelmina for leased office space and model apartments:

Description of Property	Area (sq. feet)	Lease Expiration

Office for New York-based operations – New York, NY	12,671	February 28, 2021
Office for California-based operations – Los Angeles, CA	3,605	June 30, 2016
Office for Miami-based operations – Miami, FL	2,100	October 1, 2012
Three model apartments – New York, NY	6,000	August 30, 2012
One model apartment – Los Angeles, CA	1,500	month to month
Four model apartments – Miami, FL	1,500	October 1, 2012

We believe there is sufficient office space available at favorable leasing terms both to replace existing office space and to satisfy any additional needs we may have as a result of future expansion.

Legal Proceedings

We are engaged in various legal proceedings that are routine in nature and incidental to our business.  None of these proceedings, either individually or in the aggregate, are believed, in our opinion, to have a material adverse effect on our consolidated financial position or our results of operations.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth information regarding the members of the board of directors and the executive officers of Wilhelmina.  Our directors are elected to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified.  Our executive officers are appointed by the board of directors and serve until their successors have been duly appointed and qualified.  Additional information regarding our directors and executive officers, including their business experience for the past five years (and in some instances for prior years) and the key attributes, experience and skills that led the board of directors to conclude that each person should serve as a director is set forth below.

Name	Age	Position

Mark E. Schwarz	50	Chairman of the Board and Chief Executive Officer
Clinton Coleman	34	Director
James Dvorak	42	Director
Horst-Dieter Esch	67	Director
Brad Krassner	59	Director
Mark Pape	61	Director
James Roddey	78	Director
John Murray	42	Chief Financial Officer
Evan Stone	40	General Counsel and Secretary

Mark E. Schwarz

Mr. Schwarz has served as a director and Chairman of the Board since June 2004 and as our Chief Executive Officer since April 2009.  He previously served as our Interim Chief Executive Officer beginning in October 2007 and was formally appointed our Interim Chief Executive Officer effective in July 2008.  He is the Chairman, Chief Executive Officer and Portfolio Manager of NCM, a private investment management firm he founded in 1993, which is the General Partner of Newcastle, a private investment firm.  Mr. Schwarz has served as Executive Chairman of the Board of Hallmark Financial Services, Inc. (“Hallmark”), a specialty property and casualty insurer, since August 2006.  He served as Chief Executive Officer and President of Hallmark from 2003 to August 2006.  He currently serves as Chairman of the Board of Bell Industries, Inc., a company primarily engaged in providing computer systems integration services (“Bell Industries”), and Pizza Inn, Inc., an operator and franchisor of pizza restaurants (“Pizza Inn”).  He also serves on the board of directors of SL Industries, Inc., a power and data quality products manufacturer.  He previously served on the boards of directors of Nashua Corporation, a manufacturer of specialty papers, labels and printing supplies (“Nashua”), from 2001 to September 2009, MedQuist Inc., a provider of clinical documentation workflow solutions in support of electronic health records, from December 2007 to August 2009, WebFinancial Corporation, a holding company with subsidiaries operating in niche banking markets, from July 2001 to December 2008, and Vesta Insurance Group, Inc., a holding company for a group of insurance companies.

With nearly 20 years of experience as an investment manager and a business executive, Mr. Schwarz brings significant leadership, financial expertise, operational skills and public company board of directors and executive experience to the board of directors.  Through investments made by NCM and its affiliates, Mr. Schwarz has broad and substantial experience analyzing and advising public companies, including with respect to issues such as corporate governance, capital raising, capital allocation and general operational and business strategy, and has been closely involved in the operations of companies across a range of industries in both director and executive capacities.  As our Chief Executive Officer, Mr. Schwarz is closely involved in all of our operations and activities.

Clinton Coleman

Mr. Coleman has served as a director since January 2011.  He has served as the Chief Executive Officer of Bell Industries since January 2010, and has been a director since January 2007.  Mr. Coleman has served as a Vice President of NCM since July 2005.  Mr. Coleman previously served as the Interim Chief Executive Officer of Bell Industries from July 2007 to January 2010 and the Interim Chief Financial Officer of Pizza Inn from July 2006 to January 2007.  Prior to joining NCM, Mr. Coleman served as a portfolio analyst with Lockhart Capital Management, L.P., an investment partnership, from October 2003 to June 2005.  From March 2002 to October 2003, Mr. Coleman served as an associate with Hunt Investment Group, L.P., a private investment group.  Previously, Mr. Coleman was an associate director with the Mergers & Acquisitions Group of UBS.  Mr. Coleman is also a director of Pizza Inn and several privately held companies.  During the past five years, Mr. Coleman also served as a director of Nashua.

Mr. Coleman brings to the board of directors extensive experience in investment management and the management of publicly traded and privately held companies engaged in a wide range of industries, including in capacities as director, chief executive officer and chief financial officer.  As an investment banker and investment professional, Mr. Coleman also has a strong background analyzing and advising public companies, as well as significant transactional experience.

James Dvorak

Mr. Dvorak has served as a director since January 2011.  He has served as a Vice President of NCM since January 2008.  Mr. Dvorak served as a consultant and subsequently a Senior Investment Analyst with Falcon Fund Management, a Dallas-based investment firm, from September 2006 to December 2007, and as a Vice President with Fagan Capital, an investment firm located in Irving, Texas, from 1999 to June 2006.  Previously, Mr. Dvorak was with Koch Industries, a diversified energy, chemicals and materials provider, as Chief Financial Officer of a business unit and as a board member of a Koch affiliate.  Mr. Dvorak has additional experience as a management consultant with Booz Allen & Hamilton in Chicago, Illinois.

Mr. Dvorak brings nearly 20 years of experience as a business executive and professional investor.  As a management consultant, Mr. Dvorak was involved in business strategy evaluation and development, new business development, acquisition due diligence, and reorganizations of Fortune 500 businesses.  As a financial executive and investment professional, Mr. Dvorak has developed strong skills in business development, financial and operational analysis, capital structure issues, capital allocation, and strategy development and evaluation.

Horst-Dieter Esch

Mr. Esch has served as a director since February 2010.  He is a private investor and, since 2008, the Chairman of USA Team Handball, the national governing body for the Olympic sport of handball (“USA Team Handball”).  From February 2009 through December 2009, Mr. Esch was a consultant to Wilhelmina.  Mr. Esch was a principal owner and Chairman of Wilhelmina International and its affiliated companies prior to their sale to Wilhelmina in February 2009.

With over 21 years in the model management and artist management businesses, Mr. Esch brings deep experience in the Wilhelmina industry to the board of directors, together with strong leadership, business strategy and business development skills.  Given his long time involvement in the modeling industry, Mr. Esch brings a valuable perspective and industry relationships to the board of directors.  In addition, as a former principal owner, Chairman and an officer of the operating subsidiaries of Wilhelmina, Mr. Esch is strongly familiar with all aspects of their businesses.

Brad Krassner

Mr. Krassner has served as a director since February 2010.  He is a private investor and, since 2001, has been the Chief Executive Officer of Rich Media Worldwide, a software development company that markets a proprietary “Realvu” ad serving technology.  Mr. Krassner is also President of USA Team Handball.  Mr. Krassner was a principal owner of, and consultant to, Wilhelmina International and its affiliated companies prior to their sale to Wilhelmina in February 2009.

With over 25 years in the entertainment and artist management businesses (including model management), Mr. Krassner brings deep experience in Wilhelmina’s industry to the board of directors, together with strong leadership and business strategy skills.  In addition, Mr. Krassner has significant transactional, operational and public company experience through the various businesses that he owned or has been affiliated with, including Magicworks Entertainment Incorporated, a promoter and merchandiser of theatrical shows and other live entertainment that Mr. Krassner ran as Chief Executive Officer and took public in 1996.  As a former principal owner of the operating subsidiaries of Wilhelmina, Mr. Krassner is strongly familiar with all aspects of their businesses.

Mark Pape

Mr. Pape has served as a director since January 2011.  He has served as the Chairman of the board of directors of H2Options, Inc., a start-up water conservation design/installation firm, since September 2009, and as the Chief Financial Officer of Oryon Technologies, LLC, a privately-held technology company, since October 2010.  Mr. Pape served as a partner at Tatum LLC, an executive services firm, from August 2008 through November 2009.  From November 2005 to December 2007, Mr. Pape served as Executive Vice President and Chief Financial Officer at Affirmative Insurance Holdings, Inc., a publicly-traded property and casualty insurance company specializing in non-standard automobile insurance, and served on its board of directors and audit committee from July 2004 to November 2005.  Mr. Pape served as the Chief Financial Officer of HomeVestors of America, Inc., a franchisor of home acquisition services, from September 2005 to November 2005, as President and Chief Executive Officer of R.E. Technologies, Inc., a provider of software tools to the housing industry, from April 2002 to May 2005, and as Senior Vice President and Chief Financial Officer of LoanCity.com, a start up e-commerce mortgage bank, from May 1999 to June 2001.  Mr. Pape was a member of the board of directors of Specialty Underwriters’ Alliance, Inc., a publicly-traded specialty property and casualty insurance company, from July 2009 through November 2009.

With strong experience as a business executive, Mr. Pape brings significant leadership, operational skills and public company board of directors and executive experience to the board of directors.  In addition, Mr. Pape’s strong background in finance and financial services, including his significant transactional experience, bolsters Wilhelmina’s experience in these areas and will be particularly helpful to Wilhelmina as it grows.

James Roddey

Mr. Roddey has served as a director since January 2011.  He has served as Principal of ParenteBeard, LLP (including through its predecessor McCrory & McDowell LLC), a provider of financial, business and management consulting services, since September 2007.  Mr. Roddey was a Partner at the Hawthorne Group, an investment and management company, from January 2004 to September 2007 (and previously from 1978 to 2000).  Prior to the Hawthorne Group, from January 2000 to January 2004, Mr. Roddey served as the Chief Executive of Allegheny County, Pennsylvania.  Mr. Roddey was a director of SEEC, Inc., a software provider for the insurance and financial services industry, from August 2005 to November 2008.  Earlier in his career, Mr. Roddey served as President and a director of Turner Communications, Inc. and Rollins Communication, Inc. and, while associated with the Hawthorne Group, President and Chief Executive Officer of Pittsburgh Outdoor Advertising, Gateway Outdoor Advertising and International Sports Marketing, among other companies.

With over 40 years in the media and advertising industries (including at leading companies such as Turner Communications and Rollins Communication), Mr. Roddey brings to our board of directors deep experience in an industry closely tied to Wilhelmina’s business, as well as a number of relevant skills including leadership, finance and executive skills.  Through investments made by the Hawthorne Group and the six other public company directorships he has held during his career, Mr. Roddey also has significant experience analyzing and advising public companies.  In addition, Mr. Roddey has specific experience in talent representation, through his former association with International Sports Marketing.

John Murray

Mr. Murray has served as our Chief Financial Officer since June 2004.  He also served as a director from February 2009 through January 2011.  Mr. Murray has served as the Chief Financial Officer of NCM since January 2003.  From 1995 until 2002, Mr. Murray was a Certified Public Accountant engaged in his own private practice in Dallas, Texas.  From 1991 until 1995, Mr. Murray served as an accountant with Ernst & Young, LLP.  Mr. Murray has been a Certified Public Accountant since 1992.

Evan Stone

Mr. Stone has served as our General Counsel since April 2009 and as our Secretary since July 2008.  He also served as a director from February 2009 through January 2011.  Mr. Stone is a principal of Lee & Stone, LLP, a law firm providing services to the investment community, founded in July 2009.  Mr. Stone served as Vice President and General Counsel of NCM from May 2006 to July 2009.  Prior to joining NCM, from June 2003 to April 2006 and from 1997 to 1999, he served as a mergers and acquisitions attorney at the law firm Skadden, Arps, Slate, Meagher & Flom LLP in New York.  In 2002, Mr. Stone served as Vice President, Corporate Development at Borland Software Inc., a provider of software application lifecycle products.  From 2000 to 2001, Mr. Stone was a member of the investment banking department of Merrill Lynch & Co.  Mr. Stone is currently a director of Applied Minerals Inc., a nanomaterials producer.

Director Independence

 Annually, as well as in connection with the election or appointment of a new director to our board of directors, the board of directors considers the business and charitable relationships between it and each director and determines whether such director is “independent” under Nasdaq’s listing standards.  Accordingly, the board of directors has determined that Mark Pape and James Roddey are independent under Nasdaq’s listing standards.  Messrs. Schwarz, Esch and Krassner are not independent under Nasdaq’s listing standards.  As of the date hereof, the board of directors has not made a determination regarding independence with respect to Messrs. Coleman and Dvorak.  The Audit Committee is comprised of Messrs. Pape (Chairman) and Roddey, both of whom are independent under Nasdaq’s listing standards applicable to Audit Committee members.  The Compensation Committee is also comprised of Messrs. Pape and Roddey.  We do not have a separately-designated Nominating Committee at this time.

Arrangements Regarding Nominations for Election to the Board of Directors

We were required to nominate the following persons for election to the board of directors at our Annual Meeting of Stockholders held on February 5, 2009 (the “2009 Annual Meeting”) pursuant to the Acquisition Agreement: Mark E. Schwarz, Jonathan Bren, James Risher, one designee of Mr. Esch, one designee of Mr. Krassner and two designees of Newcastle.  Mr. Esch’s initial designee was Dr. Hans-Joachim Boehlk, Mr. Krassner’s initial designee was Derek Fromm, and Newcastle’s initial designees were John Murray and Evan Stone.  Each of Messrs. Schwarz, Bren, Risher, Fromm, Murray and Stone and Dr. Boehlk were elected to the board of directors at the 2009 Annual Meeting.

Pursuant to the Mutual Support Agreement, the Control Sellers and Newcastle agreed, effective upon the closing of the Wilhelmina Acquisition, that, among other things, each of the parties would (a) use their commercially reasonable efforts to cause their representatives serving on the board of directors to vote to nominate and recommend the election of their designees and, in the event the board of directors will appoint directors without stockholder approval, to use their commercially reasonable efforts to cause their representatives on the board of directors to appoint their designees to the board of directors, (b) vote their shares of common stock to elect their designees at any meeting of our stockholders or pursuant to any action by written consent in lieu of a meeting pursuant to which directors are to be elected to the board of directors, and (c) not to propose, and to vote their shares of common stock against, any amendment to our certificate of incorporation or bylaws, or the adoption of any other corporate measure, that frustrates or circumvents the provisions of the Mutual Support Agreement with respect to the election of their designees.   The obligations of the parties under the Mutual Support Agreement terminate upon the earlier of (a) the written agreement of all of the parties or (b) the date on which two of the three groups of parties to the Mutual Support Agreement (Mr. Esch and his affiliates as one group, Mr. Krassner and his affiliates as another group, and Newcastle as another group) each owns less than 5% of the common stock outstanding.

On November 18, 2009 and November 19, 2009, respectively, Dr. Boehlk and Mr. Fromm resigned as directors.  Messrs. Esch and Krassner later designated themselves as their respective designees pursuant to the Mutual Support Agreement.  On February 4, 2010, the board of directors appointed Messrs. Esch and Krassner to serve as directors.

On October 18, 2010, Newcastle and the Control Sellers entered into an Amendment to the Mutual Support Agreement (the “MSA Amendment”) for the purpose of providing a procedure for the nomination, election and removal of independent members of the board of directors.

Pursuant to the MSA Amendment, the parties agreed (a) to cause their representatives serving on the board of directors to vote to nominate and recommend the election of (i) one individual (the “NP Independent Representative”) selected by Messrs. Esch and Krassner from a list of at least four Qualifying Unaffiliated Individuals (as defined below) pre-approved by Newcastle (two of whom are required to be Enhanced QUIs (as defined below)) and (ii) one individual (the “Seller Independent Representative” and together with the NP Independent Representative, the “Independent Designees”) selected by Newcastle from a list of at least four Qualifying Unaffiliated Individuals pre-approved by Messrs. Esch and Krassner (two of whom are required to be Enhanced QUIs) and, in the event the board of directors will appoint directors without stockholder approval, to cause their representatives on the board of directors to appoint applicable Independent Designee(s) to the board of directors (including to fill any vacancy caused by the death, incapacity, resignation or removal of an applicable Independent Designee), (b) to vote their shares of common stock to elect the Independent Designees at any meeting of our stockholders or pursuant to any action by written consent in lieu of meeting pursuant to which directors are to be elected to the board of directors, and (c) to vote against and not to propose the removal of either Independent Designee unless both parties vote for such removal.

For purposes of the MSA Amendment, (a) a “Qualifying Unaffiliated Individual” generally means an individual that (i) meets the director independence standards of Nasdaq, (ii) is not an affiliate of the parties or Wilhelmina or a holder of 5% or more of any class of equity interests in the parties or any of their affiliates (other than Wilhelmina) and (iii) has or maintains no Economic Relationship (as defined below) with any of the parties, Wilhelmina or any affiliate thereof, (b) an individual is generally considered to have an “Economic Relationship” with another person if such individual (or any affiliate thereof) receives (or has received in the prior five years) a material direct financial benefit from such other person (e.g., material salary or fees, material contractual payments under a commercial contract, equity or debt investment proceeds, etc.), (c) an “Enhanced QUI” generally means an individual that (i) meets the Qualifying Unaffiliated Individual standard and, in addition, (ii) is not a Close Long Time Personal Friend (as defined below) of the party pre-approving such individual, (d) a “Close Long Time Personal Friend” of a pre-approving party generally means an individual who has had Meaningful Social Contact (as defined below) on at least a monthly basis for at least ten months out of every year starting 1990 or earlier up to the present with Messrs. Krassner or Esch (if Messrs. Krassner and Esch are the pre-approving parties) or with Messrs. Schwarz, Murray or Stone (if Newcastle is the pre-approving party), and (e) “Meaningful Social Contact” generally means in-person, pre-arranged (between the relevant principals and the Close Long Time Personal Friend) social contact that is one-on-one or involves a group of no more than 10 people and which (i) focuses principally on non-professional and non-business related topics and (ii) occurs in a non-professional setting (e.g., residential setting, restaurant, etc.); provided that, without limitation, (A) any spontaneous contact (e.g., “running into” each other) in any location (whether or not occurring with frequency) and (B) contact occurring in larger group social setting or event not organized by a relevant principal or the Close Long Time Personal Friend or spouse of either or Close Long Time Personal Friend of both (e.g., a party at a third party’s home or club, a class, football game, concert, etc.) are expressly excluded as “Meaningful Social Contact.”

Pursuant to the MSA Amendment, the parties agreed to an annual selection process with respect to the Independent Designees.  Under the MSA Amendment, a list of pre-approved nominees meeting the applicable standards (a) was required to be delivered to the other party (i) with respect to the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), no later than the date that was one week from the date of execution of the MSA Amendment and (ii) with respect to the next Annual Meeting of Stockholders for 2011, no later than February 15, 2011, and (b) is required to be delivered to the other party with respect to each Annual Meeting of Stockholders thereafter, no later than the date that is 75 calendar days prior to the mailing date of the proxy statement for the prior year’s annual meeting.  The MSA Amendment also contains procedures for the re-nomination of Independent Designees who were previously appointed or elected to the board of directors in lieu of the annual selection process.  On December 9, 2010, the parties agreed by mutual consent to delay the selection date for the Independent Designees for the 2011 Annual Meeting to December 21, 2010.

Mark Pape (selected from a list pre-approved by Newcastle) and James Roddey (selected from a list pre-approved by Messrs. Esch and Krassner) were selected as the Independent Designees for the 2011 Annual Meeting. In connection with our upcoming annual meeting of stockholders, in lieu of the annual selection process, each of Newcastle and Messrs. Esch and Krassner, respectively, determined to re-nominate Mr. Pape and Mr. Roddey as the Independent Designees to the board of directors.

In addition to the obligations set forth above, the parties also agreed under the MSA Amendment (a) to vote against and not to propose (i) any amendment to the certificate of incorporation or bylaws or the adoption of any other corporate measure that (A) reduces or fixes the size of the board of directors below seven directors or increases or fixes the size of the board of directors in excess of seven directors or (B) provides that directors shall be elected other than on an annual basis and (b) not to seek to advise, encourage or influence (or form, join or in any way participate in any “group” or act in concert with) any other person with respect to the voting of any Wilhelmina voting securities inconsistent with the foregoing.  Pursuant to the MSA Amendment, the parties also agreed that, beginning with the 2011 Annual Meeting and so long as the Mutual Support Agreement remains in effect, the parties will cause their representatives on the board of directors to vote to maintain the size of the board of directors at seven directors, unless otherwise agreed to by the respective board of directors designees of the parties.

Effective upon the date of the 2011 Annual Meeting, Newcastle designated Messrs. Coleman and Dvorak as its designees pursuant to the Mutual Support Agreement (replacing Messrs. Murray and Stone).

Although Wilhelmina is not a party to the Mutual Support Agreement, the board of directors unanimously approved the nomination of each of the designees thereunder for election to the board of directors at the 2011 Annual Meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our Chief Executive Officer, Chief Financial Officer and General Counsel for each of the last two years.  We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary($)	Bonus($)		All Other Compensation($)	Total($)

Mark E. Schwarz	2011	150,000	-		-	150,000
Chief Executive Officer	2010	175,000	-		-	175,000

John Murray	2011	200,000	-		-	200,000
Chief Financial Officer	2010	204,166	75,000	(1)	-	279,166

Evan Stone	2011	125,000	-		-	125,000
General Counsel and Secretary	2010	145,833	-		-	145,833
__________

(1)	Represents a cash bonus paid to Mr. Murray.

Employment Agreements and Arrangements

Messrs. Schwarz, Murray and Stone are employed on an “at will” basis and do not have employment, severance or change in control agreements with Wilhelmina.

Potential Payments Upon Termination or Change in Control

We have no plans or other arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement or change in control) or other events following a change in control.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information regarding equity awards held by the named executive officers as of December 31, 2011.

Option Awards
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price($)	Option Expiration Date
	Exercisable(#)	Unexercisable(#)

Mark E. Schwarz	-	-	-	-

John Murray	50,000	0	0.28	06/18/14

Evan Stone	-	-	-	-

Director Compensation

For the fiscal year ended December 31, 2011, each of our non-employee directors was entitled to compensation consisting of $28,000 in fees, stock options to purchase 100,000 shares of common stock, or a combination of cash and options.  Each of our non-employee directors elected to receive their annual compensation for 2011 all in cash.

For the fiscal year ended December 31, 2011, Mark Pape earned an annual cash retainer of $2,500 for his service as the Chairman of the Audit Committee and $1,000 for his service as a member of the Compensation Committee.  In addition, James Roddey earned an annual cash retainer of $1,500 for his service as the Chairman of the Compensation Committee and $2,000 for his service as a member of the Audit Committee.

The following table sets forth information with respect to compensation earned by or awarded to each non-employee director who served on the board of directors during the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash($)	All Other Compensation($)	Total($)

Horst-Dieter Esch	28,000	-	28,000

Brad Krassner	28,000	-	28,000

Clinton Coleman(1)	21,000	-	21,000

James Dvorak(1)	21,000	-	21,000

Mark Pape(1)	24,500	-	24,500

James Roddey(1)	24,500	-	24,500
_______________
(1)	Elected to the board of directors in January 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned as of January 30, 2012 by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

As of January 30, 2012, 129,440,752 shares of our common stock were outstanding.  Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by such holders, and also includes options to purchase shares of our common stock exercisable within 60 days of January 30, 2012.  Except as otherwise set forth below, the address of each of the persons or entities listed in the table is c/o Wilhelmina International, Inc., 200 Crescent Court, Suite 1400, Dallas, Texas 75201.

	Common Stock
Name of Beneficial Owner	Shares		%	(1)
5% or Greater Stockholders

Newcastle Partners, L.P.(2)	34,064,466	(3)	26.3
Lorex Investments AG(4)	28,677,115	(5)	22.2
Krassner Family Investments Limited Partnership(6)	29,759,077	(7)	23.0

Directors and Named Executive Officers

Mark E. Schwarz	34,064,466	(8)	26.3
Clinton Coleman	0		-
James Dvorak	0		-
Horst-Dieter Esch	29,177,115	(9)	22.5
Brad Krassner	30,094,319	(10)	23.2
Mark Pape	0		-
James Roddey	0		-
John Murray	50,000	(11)	*
Evan Stone	0		-

All directors and executive officers as a group (nine persons)	93,385,900	(12)	72.1

______________
* Less than 1%

(1)
Based on 129,440,752 shares of common stock outstanding as of January 30, 2012.  With the exception of shares that may be acquired by employees pursuant to our 401(k) retirement plan, a person is deemed to be the beneficial owner of common stock that can be acquired within 60 days of January 30, 2012, upon the exercise of options.  Each beneficial owner’s percentage ownership of common stock is determined by assuming that options that are held by such person, but not those held by any other person, and that are exercisable within 60 days of January 30, 2012 have been exercised.

(2)	The business address of Newcastle is 200 Crescent Court, Suite 1400, Dallas, Texas 75201.

(3)
Consists of shares of common stock held by Newcastle, as disclosed in Amendment No. 6 to a Schedule 13D filed with the SEC on October 21, 2010.  NCM, as the general partner of Newcastle, may be deemed to beneficially own the shares held by Newcastle.  Newcastle Capital Group, L.L.C. (“NCG”), as the general partner of NCM, which in turn is the general partner of Newcastle, may be deemed to beneficially own the shares held by Newcastle.  Mark E. Schwarz, as the managing member of NCG, the general partner of NCM, which in turn is the general partner of Newcastle, may also be deemed to beneficially own the shares held by Newcastle.  Each of NCM, NCG and Mr. Schwarz disclaims beneficial ownership of the shares held by Newcastle except to the extent of their pecuniary interest therein.

(4)	The business address of Lorex is c/o Mattig-Suter und Partner, Bahnhofstrasse 28, Schwyz, CH-6431, Switzerland.

(5)
Consists of shares of common stock held by Lorex, based on information provided to us by Lorex. As disclosed in a Statement of Changes in Beneficial Ownership on Form 4 filed with the SEC by Dieter Esch on October 11, 2011, Mr. Esch is the sole stockholder of Lorex and Peter Marty is the sole officer and director of Lorex.  Mr. Esch and Mr. Marty share voting and dispositive power over the shares held by Lorex.  Mr. Marty has no pecuniary interest in the shares held by Lorex.

(6)	The business address of Krassner L.P. is 31 East Rivo Alto, Miami Beach, Florida 33139.

(7)
Consists of shares of common stock held by Krassner L.P., based on information provided to us by Krassner L.P. As disclosed in a Statement of Changes in Beneficial Ownership on Form 4 filed with the SEC by Brad Krassner on December 6, 2011, Krassner Investments, Inc. (“Krassner Inc.”) is the general partner of Krassner L.P. and therefore has voting and dispositive power over these shares.  Krassner Inc. disclaims any pecuniary interest in these shares except to the extent of its ownership interest in Krassner L.P. (it owns a 1% interest in Krassner L.P.).  Mr. Krassner is the President, Director and sole stockholder of Krassner Inc.  Mr. Krassner, individually, and the Krassner Family Investment Trust (“Krassner Trust”) are the limited partners of Krassner L.P.  Mr. Krassner’s children are the beneficiaries of the Krassner Trust and his mother is a trustee of the Krassner Trust.  Mr. Krassner and the Krassner Trust disclaim any pecuniary interest in these shares except to the extent of their ownership interest therein (Mr. Krassner owns an 83.5% limited partnership interest in Krassner L.P. and the Krassner Trust owns a 15.5% limited partnership interest in Krassner L.P.).  By virtue of his position with Krassner L.P., Mr. Krassner has the sole power to vote and dispose of the shares owned by Krassner L.P.

(8)
Consists of 34,064,466 shares of common stock held by Newcastle.  Mr. Schwarz may be deemed to beneficially own the shares held by Newcastle by virtue of his power to vote and dispose of such shares.  Mr. Schwarz disclaims beneficial ownership of the shares held by Newcastle except to the extent of his pecuniary interest therein.

(9)
Consists of 500,000 shares of common stock held by Dieter Esch and 28,677,115 shares of common stock held by Lorex.  Mr. Esch is the sole stockholder of Lorex and Peter Marty is the sole officer and director of Lorex.  Mr. Esch and Mr. Marty share voting and dispositive power over the shares held by Lorex.  Mr. Marty has no pecuniary interest in the shares held by Lorex.

(10)
Consists of 335,242 shares of common stock held by Brad Krassner and 29,759,077 shares of common stock held by Krassner L.P.  Krassner Inc. is the general partner of Krassner L.P. and therefore has voting and dispositive power over these shares.  Krassner Inc. disclaims any pecuniary interest in these shares except to the extent of its ownership interest in Krassner L.P. (it owns a 1% interest in Krassner L.P.).  Mr. Krassner is the President, Director and sole stockholder of Krassner Inc.  Mr. Krassner, individually, and the Krassner Trust are the limited partners of Krassner L.P.  Mr. Krassner’s children are the beneficiaries of the Krassner Trust and his mother is a trustee of the Krassner Trust.  Mr. Krassner and the Krassner Trust disclaim any pecuniary interest in these shares except to the extent of their ownership interest therein (Mr. Krassner owns an 83.5% limited partnership interest in Krassner L.P. and the Krassner Trust owns a 15.5% limited partnership interest in Krassner L.P.).  By virtue of his position with Krassner L.P., Mr. Krassner has the sole power to vote and dispose of the shares owned by Krassner L.P.

(11)
Consists of shares of common stock issuable upon the exercise of options held by John Murray individually.  Mr. Murray is the Chief Financial Officer of NCM.  Mr. Murray disclaims beneficial ownership of the 34,064,466 shares held by Newcastle.

(12)	Consists of 93,335,900 shares of common stock and 50,000 shares of common stock issuable upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The board of directors reviews all relationships and transactions with Wilhelmina in which our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.  The board of directors is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether Wilhelmina or a related person has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our Annual Report on Form 10-K and our proxy statement with respect to the election of directors.  In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.  In the course of its review and approval or ratification of a related party transaction to be disclosed, the Audit Committee considers: (i) the nature of the related person’s interest in the transaction, (ii) the material terms of the transaction, including, without limitation, the amount and type of transaction, (iii) the importance of the transaction to the related person, (iv) the importance of the transaction to Wilhelmina, (v) whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Wilhelmina and (vi) any other matters the Audit Committee deems appropriate.

Any member of the board of directors who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the board of directors or committee that considers the transaction.

Transactions with Related Persons

Transactions with Newcastle and our Affiliates

Our corporate headquarters are currently located at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, which is also an office of NCM.  Pursuant to an oral agreement, we previously occupied a portion of NCM’s office space on a month-to-month basis at no charge, and received accounting and administrative services from employees of NCM at no charge.  Effective October 1, 2006, the parties formalized this arrangement by executing a services agreement.  Pursuant to the services agreement, we continue to occupy a portion of NCM’s office space on a month-to-month basis at $2,500 per month and incur additional fees to NCM for accounting and administrative services provided by employees of NCM.  During the fiscal years ended December 31, 2011 and 2010, we incurred fees (including the payments for the NCM office space) of approximately $30,000 and $30,000, respectively, under the services agreement.

On August 25, 2008, concurrently with the execution of the Acquisition Agreement, we entered into the Equity Financing Agreement.  Pursuant to the Equity Financing Agreement, upon the closing of the Wilhelmina Acquisition, we sold to Newcastle $3,000,000 (12,145,749 shares) of common stock at $0.247 per share, or approximately (but slightly higher than) the per share price applicable to the common stock issuable under the Acquisition Agreement.  In addition, under the Equity Financing Agreement, Newcastle committed to purchase, at our election at any time or times prior to six months following the closing of the Wilhelmina Acquisition, up to an additional $2,000,000 (8,097,166 shares) of common stock on the same terms.  This election right expired on August 13, 2009.  The Equity Financing Agreement was approved by an independent special committee of the board of directors (the “Special Committee”) on August 18, 2008 and recommended to the full board of directors for approval.  The board of directors approved the Equity Financing Agreement on the recommendation of the Special Committee on August 20, 2008.

Concurrently with the closing of the Equity Financing Agreement, and as a condition thereto, the parties entered into a registration rights agreement, pursuant to which Newcastle was granted certain demand and piggyback registration rights with respect to the common stock it holds, including the common stock issuable under the Equity Financing Agreement.

Mr. Schwarz, our Chief Executive Officer and Chairman of the Board, is the Chairman, Chief Executive Officer and Portfolio Manager of NCM, which is the General Partner of Newcastle.  Mr. Murray, our Chief Financial Officer, is the Chief Financial Officer of NCM.  Mr. Stone, our General Counsel, is a former Vice President and General Counsel of NCM. Messrs. Coleman and Dvorak, who each serve on our board of directors, are Vice Presidents of NCM.

Transactions with Messrs. Esch and Krassner

Under the Acquisition Agreement, the Control Sellers received $14,521,967 in cash (including $6,000,000 received by Krassner L.P. in repayment of an outstanding note held by Krassner L.P.) and $7,609,336 (63,411,131 shares) of common stock upon the consummation of the Wilhelmina Acquisition (based on the closing price of the shares on such date).  The purchase price was subject to certain post-closing adjustments, which were to be effected against Restricted Shares of common stock issued to the Control Sellers that were held in escrow pursuant to the Acquisition Agreement in respect of the “core” business price adjustment.  The Control Sellers also had the right to receive earn out payments, subject to certain offsets, based on the operating results of WAM and Wilhelmina Miami, our wholly owned subsidiaries, for the three year period beginning January 1, 2009.

After the closing of the Wilhelmina Acquisition, the parties became engaged in a dispute relating to a purchase price adjustment being sought by Wilhelmina in connection with the Wilhelmina Acquisition and other related matters.  On October 18, 2010, Newcastle and the Control Sellers entered into the Settlement Agreement which provided that (a) all of the Restricted Shares were released to the Control Sellers, (b) all of Wilhelmina’s future earn-out obligations relating to WAM were cancelled and (c) (i) approximately 39% (representing the amount that would otherwise be paid to Krassner L.P.) of the first $2,000,000 of Wilhelmina’s earn-out obligations relating to the operating results of Wilhelmina Miami (defined herein as the “Miami Earnout”) was cancelled and (ii) approximately 69% (representing the amounts that would otherwise be paid in the aggregate to Krassner L.P. and Lorex) of any such Miami Earnout obligation over $2,000,000 was cancelled.  With respect to any portion of the Miami Earnout that may become payable, Wilhelmina further agreed not to assert any setoff thereto in respect of (a) any negative closing net asset adjustment determined under the Acquisition Agreement or (b) any divisional loss in respect of WAM.  The Settlement Agreement also provided for the dismissal of then pending litigation between Wilhelmina and the Control Sellers regarding the Restricted Shares, customary mutual releases, and the withdrawal of indemnification claims under the Acquisition Agreement, except that Wilhelmina preserved indemnification rights with respect to certain specified matters.  Wilhelmina also agreed to reimburse certain documented legal fees (not to exceed $300,000) of the Control Sellers.

The Control Sellers are also parties to a registration rights agreement entered into in connection with the Acquisition Agreement, pursuant to which the Control Sellers, among others, obtained certain demand and piggyback registration rights with respect to the common stock issued to them under the Acquisition Agreement.

On February 13, 2009, in order to facilitate the closing of the Acquisition Agreement, we entered into that certain letter agreement with Mr. Esch (the “Esch Letter Agreement”), pursuant to which Mr. Esch agreed that $1,750,000 of the cash proceeds to be paid to him at the closing of the Acquisition Agreement would instead be held in escrow.  Under the terms of the Esch Letter Agreement, all or a portion of such amount held in escrow was required to be used to satisfy the indebtedness of Wilhelmina International to Signature Bank in connection with the credit facility we had in place at that time with Signature Bank (the “Signature Credit Facility”) upon the occurrence of specified events including, but not limited to, written notification by Signature Bank to Wilhelmina International of the termination or acceleration of the Signature Credit Facility.  Any amount remaining was required to be released to Mr. Esch upon the replacement or extension of the Signature Credit Facility, subject to certain requirements set forth in the Esch Letter Agreement.  The Esch Letter Agreement also provided that in the event any portion of the proceeds was paid from escrow to Signature Bank, we would promptly issue to Mr. Esch, in replacement thereof, a promissory note in the principal amount of the amount paid to Signature Bank.

On December 30, 2009, Signature Bank delivered a demand letter (the “Demand Letter”) to us and Wilhelmina International requesting the immediate payment of all outstanding principal and accrued interest in the aggregate amount of approximately $2,019,000 under the Signature Credit Facility.  The delivery of the Demand Letter requesting mandatory repayment of principal under the Signature Credit Facility triggered a “Bank Payoff Event” under the Esch Letter Agreement.  Accordingly, pursuant to the terms of the Esch Letter Agreement, the aggregate amount of $1,750,000 that was held in escrow was released and paid to Signature Bank (the “Escrow Payoff”) and we issued to Mr. Esch a promissory note in the principal amount of $1,750,000 (the “Esch Note”).  The effective interest rate of the Esch Note was prime plus approximately 0.58%, or approximately 3.83%.  Principal under the Esch Note was repaid in quarterly installments of $250,000 until December 31, 2010 when the unpaid principal and interest thereon were to have become due and payable.

On December 7, 2010, we and Mr. Esch entered into an amendment (the “Esch Amendment”) to the Esch Note.  Under the Esch Amendment, (1) the maturity date of the Esch Note was extended to June 30, 2011 (from December 31, 2010) and (2) commencing January 1, 2011, the interest rate on outstanding principal under the Esch Note increased to 9.0% per annum.  In addition, $400,000 was paid on December 31, 2010 and March 31, 2011 and $200,000 was paid on June 30, 2011, pursuant to the Esch Amendment. The Esch Note has been paid in full. The amount of total principal and interest paid to Mr. Esch was $1,750,000 and $70,514, respectively

In September 2009, we entered into a consulting agreement with Mr. Esch pursuant to which Mr. Esch would serve as a consultant for $150,000 per annum, which agreement was terminated in December 2009.  Mr. Esch received a total of $37,500 in consulting fees under this arrangement.

Mr. Esch also provides a personal guarantee of our corporate American Express card.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the shares of common stock covered by this prospectus.  The following table provides, as of January 30, 2012, information regarding the beneficial ownership of our common stock held by each selling stockholder, the shares that may be sold by each selling stockholder under this prospectus and the number and percentage of shares of common stock that each selling stockholder will beneficially own after this offering.  Applicable percentages are based on 129,440,752 shares of common stock outstanding as of January 30, 2012.

Because each selling stockholder may dispose of all, none or some portion of the shares, no estimate can be given as to the number of shares that will be beneficially owned by a selling stockholder upon termination of this offering.  For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional shares during the offering.  In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the shares that may be resold.

We have entered into various material transactions with certain of the selling stockholders and their affiliates over the past three years.  In addition, Brad Krassner, an affiliate of Krassner L.P., Dieter Esch, an affiliate of Lorex, Mark E. Schwarz, an affiliate of Newcastle, and Derek Fromm, an affiliate of Greenstone Capital Services (“GCS”) and a representative of Penates Group, Inc. (“Penates”), have each served as an executive officer and/or director of Wilhelmina during the past three years.  See the sections entitled “Description of Business—Historical Overview and Recent Developments,” “Directors, Executive Officers and Corporate Governance,” and “Certain Relationships and Related Transactions—Transactions with Related Persons” for a further description of these transactions and relationships.  Sean Patterson has served as the President of Wilhelmina International during the past three years.

Transactions with Greenstone Capital Services and Penates Group, Inc.

GCS, a selling stockholder, was party to an agreement with Krassner L.P. pursuant to which GCS provided consulting and advisory services to Krassner L.P. in connection with the Wilhelmina Acquisition and unrelated matters (the “GCS Agreement”). Derek Fromm, a former director of the Company, is the Chief Executive Officer and President of GCS.  Under the terms of the GCS Agreement, upon the closing of the Wilhelmina Acquisition, GCS received from Krassner L.P. a total of $100,000 of common stock, based on an agreed book value per share of common stock of $0.247 (subject to an adjustment identical to the purchase price adjustment set forth in the Acquisition Agreement), or 418,038 shares.  At the direction of Krassner L.P., we issued such shares of common stock directly to GCS in lieu of issuing such shares to Krassner L.P. as part of the consideration to be received by Krassner L.P. in connection with the Wilhelmina Acquisition.

In addition, pursuant to a separate engagement agreement by and among Wilhelmina International, the Control Sellers and Penates, a selling stockholder, Penates was paid a commission upon the closing of the Wilhelmina Acquisition equal to the higher of $450,000 or 1.5% of the transaction value, payable in cash and shares of common stock (based on an agreed book value per share of common stock of $0.247, subject to an adjustment identical to the purchase price adjustment set forth in the Acquisition Agreement) in the same proportion as received by the Control Sellers.   Pursuant to a separate agreement between Penates and Mr. Fromm, who is a representative of Penates, Mr. Fromm maintained the right to 97.5% of such commission paid to Penates (which commission consisted of $225,000 and 940,586 shares of common stock).  Pursuant to further agreement between Mr. Fromm and GCS, such cash and shares, or the proceeds thereof, are due and payable to GCS and, as a result, 917,070 of the total shares initially payable to Penates, or the proceeds thereof, are due to GCS.

GCS has also received consulting and advisory fees from Wilhelmina International and its affiliates in an amount of $125,000, plus reimbursement of directly-related expenses, in relation to work performed during 2008 for such companies.  Receipt of these fees was not contingent upon the closing of the Wilhelmina Acquisition.

Penates is a registered broker-dealer.  None of the other selling stockholders are or were affiliated with registered broker-dealers.

See the section entitled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares of Common Stock Beneficially Owned After Offering
Krassner Family Investments Limited Partnership(1)	29,759,077	29,550,047	209,030	less than 1%

Lorex Investments AG(2)	28,677,115	28,468,085	209,030	less than 1%

Newcastle Partners, L.P.(3)	34,064,466	34,064,466	-	-

Greenstone Capital Services	418,038	418,038	-	-

Penates Group, Inc.	940,586	940,586	-	-

Sean Patterson	1,410,876	1,410,876	-	-

(1)
These shares consist of shares of common stock held by Krassner L.P., based on information provided to us by Krassner L.P. As disclosed in a Statement of Changes in Beneficial Ownership on Form 4 filed with the SEC by Brad Krassner on December 6, 2011, Krassner Inc. is the general partner of Krassner L.P. and therefore has voting and dispositive power over these shares.  Krassner Inc. disclaims any pecuniary interest in these shares except to the extent of its ownership interest in Krassner L.P. (it owns a 1% interest in Krassner L.P.).  Mr. Krassner is the President, Director and sole stockholder of Krassner Inc.  Mr. Krassner, individually, and the Krassner Trust are the limited partners of Krassner L.P.  Mr. Krassner’s children are the beneficiaries of the Krassner Trust and his mother is a trustee of the Krassner Trust.  Mr. Krassner and the Krassner Trust disclaim any pecuniary interest in these shares except to the extent of their ownership interest therein (Mr. Krassner owns an 83.5% limited partnership interest in Krassner L.P. and the Krassner Trust owns a 15.5% limited partnership interest in Krassner L.P.).  By virtue of his position with Krassner L.P., Mr. Krassner has the sole power to vote and dispose of the shares owned by Krassner L.P.

(2)
These shares consist of shares of common stock held by Lorex, based on information provided to us by Lorex. As disclosed in a Statement of Changes in Beneficial Ownership on Form 4 filed with the SEC by Dieter Esch on October 11, 2011, Mr. Esch is the sole stockholder of Lorex and Peter Marty is the sole officer and director of Lorex.  Mr. Esch and Mr. Marty share voting and dispositive power over the shares held by Lorex.  Mr. Marty has no pecuniary interest in the shares held by Lorex.

(3)
These shares consist of shares of common stock held by Newcastle, as disclosed in Amendment No. 6 to a Schedule 13D filed with the SEC on October 21, 2010.  NCM, as the general partner of Newcastle, may be deemed to beneficially own the shares held by Newcastle.  NCG, as the general partner of NCM, which in turn is the general partner of Newcastle, may be deemed to beneficially own the shares held by Newcastle.  Mark E. Schwarz, as the managing member of NCG, the general partner of NCM, which in turn is the general partner of Newcastle, may also be deemed to beneficially own the shares held by Newcastle.  Each of NCM, NCG and Mr. Schwarz disclaims beneficial ownership of the shares held by Newcastle except to the extent of their pecuniary interest therein.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, at privately negotiated prices, or as otherwise described in the section entitled “Plan of Distribution.”

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders.  The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders or their affiliates also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.  We have agreed with the selling stockholders to keep the registration statement of which this prospectus forms a part effective until the earlier of (1) six months following the effective date of the registration statement and (2) such time as all shares of common stock covered by this prospectus are sold.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of our capital stock.  Because it is only a summary, it does not contain all of the information that may be important to you and is qualified in its entirety by reference to the relevant provisions of our certificate of incorporation, our bylaws and our Rights Agreement (as defined below).

For a complete description you should refer to our certificate of incorporation, our bylaws and our Rights Agreement, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

As of the date of this prospectus, we are authorized by our certificate of incorporation to issue an aggregate of 250,000,000 shares of common stock, par value $0.01 per share.  In addition, as of the date of this prospectus, we are authorized by our certificate of incorporation to issue an aggregate of 10,000,000 shares of preferred stock, par value $0.01 per share.

As of January 30, 2012, there were:

•	129,440,752 shares of common stock issued and outstanding, which includes the shares of common stock being offered under this prospectus; and

•	no shares of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders.  Holders of our common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of preferred stock, if any, can elect all of our directors, if they choose to do so.  In this event, the holders of the remaining shares of common stock would not be able to elect any directors.

Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any.  Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue shares of “blank check” preferred stock.  Preferred stock may be issued in one or more series and having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by our board of directors.  Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as our board of directors deems appropriate.  The effect of such preferred stock is that, subject to Federal securities laws and Delaware law, our board of directors alone, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of us without further action by the stockholders, and may adversely affect the voting and other rights of the holders of our common stock.  The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of holders of our common stock, including the loss of voting control to others.

Stockholder Rights Plan

On July 10, 2006, as amended on August 25, 2008, July 20, 2009, February 9, 2010, March 26, 2010, April 29, 2010, June 2, 2010, July 2, 2010, August 2, 2010, September 2, 2010, October 1, 2010, October 18, 2010 and December 8, 2010, Wilhelmina entered into the Rights Plan, which replaced Wilhelmina’s stockholder’s rights plan dated July 10, 1996 (the “Old Rights Plan”) that expired according to its terms on July 10, 2006.  The Rights Plan provides for a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of common stock.  The terms of the Rights and the Rights Plan are set forth in a Rights Agreement, dated as of July 10, 2006, by and between Wilhelmina and The Bank of New York Trust Company, N.A., now known as The Bank of New York Mellon Trust Company, N.A., as Rights Agent (the “Rights Agreement”).

Wilhelmina’s board of directors adopted the Rights Plan to protect stockholder value by protecting Wilhelmina’s ability to realize the benefits of its net operating loss carryforwards (“NOLs”) and capital loss carryforwards.  In general terms, the Rights Plan imposes a significant penalty upon any person or group that acquires 5% or more of the outstanding common stock without the prior approval of Wilhelmina’s board of directors.  Stockholders that own 5% or more of the outstanding common stock as of the close of business on the Record Date (as defined in the Rights Agreement) may acquire up to an additional 1% of the outstanding common stock without penalty so long as they maintain their ownership above the 5% level (such increase subject to downward adjustment by Wilhelmina’s board of directors if it determines that such increase will endanger the availability of Wilhelmina’s NOLs and/or its capital loss carryforwards).  In addition, Wilhelmina’s board of directors has exempted Newcastle, Wilhelmina’s largest stockholder, and may exempt any person or group that owns 5% or more if the board of directors determines that the person’s or group’s ownership will not endanger the availability of Wilhelmina’s NOLs and/or its capital loss carryforwards.  A person or group that acquires a percentage of common stock in excess of the applicable threshold is called an “Acquiring Person”.  Any Rights held by an Acquiring Person are void and may not be exercised.  Wilhelmina’s board of directors authorized the issuance of one Right per each share of common stock outstanding on the Record Date.  If the Rights become exercisable, each Right would allow its holder to purchase from Wilhelmina one one-hundredth of a share of Wilhelmina’s Series A Junior Participating Preferred Stock, par value $0.01 (the “Preferred Stock”), for a purchase price of $10.00.  Each fractional share of Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of common stock.  Prior to exercise, however, a Right does not give its holder any dividend, voting or liquidation rights.

On August 25, 2008, in connection with the Wilhelmina Transaction, Wilhelmina entered into an amendment to the Rights Agreement (the “Rights Agreement Amendment”).  The Rights Agreement Amendment, among other things, (i) provides that the execution of the Acquisition Agreement, the acquisition of shares of common stock pursuant to the Acquisition Agreement, the consummation of the other transactions contemplated by the Acquisition Agreement and the issuance of stock options to the Sellers or the exercise thereof, will not be deemed to be events that cause the Rights to become exercisable, (ii) amends the definition of Acquiring Person to provide that the Sellers and their existing or future Affiliates and Associates (each as defined in the Rights Agreement) will not be deemed to be an Acquiring Person solely by virtue of the execution of the Acquisition Agreement, the acquisition of common stock pursuant to the Acquisition Agreement, the consummation of the other transactions contemplated by the Acquisition Agreement or the issuance of stock options to the Sellers or the exercise thereof and (iii) amends the Rights Agreement to provide that a Distribution Date (as defined below) shall not be deemed to have occurred solely by virtue of the execution of the Acquisition Agreement, the acquisition of common stock pursuant to the Acquisition Agreement, the consummation of the other transactions contemplated by the Acquisition Agreement or the issuance of stock options to the Sellers or the exercise thereof.  The Rights Agreement Amendment also provides for certain other conforming amendments to the terms and provisions of the Rights Agreement.  The date that the Rights become exercisable is known as the “Distribution Date.”

On July 20, 2009, Wilhelmina entered into a second amendment to the Rights Agreement (the “Second Rights Agreement Amendment”).  The Second Rights Agreement Amendment, among other things, (i) provides that those certain purchases of shares of common stock by Krassner L.P. reported on Statements of Change in Beneficial Ownership on Form 4 filed with the SEC on June 3, 2009, June 12, 2009 and June 26, 2009 (the “Krassner Purchases”) will not be deemed to be events that cause the Rights to become exercisable, (ii) amends the definition of Acquiring Person to provide that neither Krassner L.P. nor any of its existing or future Affiliates or Associates (as defined in the Rights Agreement) will be deemed to be an Acquiring Person solely by virtue of the Krassner Purchases and (iii) amends the Rights Agreement to provide that the Distribution Date will not be deemed to have occurred solely by virtue of the Krassner Purchases. The Second Rights Agreement Amendment also provides for certain other conforming amendments to the terms and provisions of the Rights Agreement.

On February 9, 2010, Wilhelmina entered into a third amendment to the Rights Agreement (the “Third Rights Agreement Amendment”).  The Third Rights Agreement Amendment amended the definition of Distribution Date to provide that the Distribution Date corresponding to the Share Acquisition Date (as defined in the Rights Agreement) that occurred on February 2, 2010 as a result of Wilhelmina’s public announcement on such date that Dieter Esch, Lorex, Brad Krassner and Krassner L.P. were Acquiring Persons (as defined in the Rights Agreement) under the Rights Agreement (the “Esch-Krassner Acquiring Event”) would be the close of business on April 3, 2010.  The Third Rights Agreement Amendment also provided that Wilhelmina would be required to give written notice to the Rights Agent and stockholders of Wilhelmina of the occurrence of the Esch-Krassner Acquiring Event under the Rights Agreement as soon as practicable after any corresponding Distribution Date.

On March 26, 2010, Wilhelmina entered into a fourth amendment to the Rights Agreement (the “Fourth Rights Agreement Amendment”).  The Fourth Rights Agreement Amendment further amended the definition of Distribution Date to provide that the Distribution Date corresponding to the Share Acquisition Date that occurred on February 2, 2010, as a result of Wilhelmina’s public announcement on such date of the Esch-Krassner Acquiring Event, would be the close of business on May 3, 2010.

On April 29, 2010, Wilhelmina entered into a fifth amendment to the Rights Agreement (the “Fifth Rights Agreement Amendment”).  The Fifth Rights Agreement Amendment further amended the definition of Distribution Date to provide that the Distribution Date corresponding to the Share Acquisition Date that occurred on February 2, 2010, as a result of Wilhelmina’s public announcement on such date of the Esch-Krassner Acquiring Event, would be the close of business on June 3, 2010.

On June 2, 2010, Wilhelmina entered into a sixth amendment to the Rights Agreement (the “Sixth Rights Agreement Amendment”).  The Sixth Rights Agreement Amendment further amended the definition of Distribution Date to provide that the Distribution Date corresponding to the Share Acquisition Date that occurred on February 2, 2010, as a result of Wilhelmina’s public announcement on such date of the Esch-Krassner Acquiring Event, would be the close of business on July 3, 2010.

On July 2, 2010, Wilhelmina entered into a seventh amendment to the Rights Agreement (the “Seventh Rights Agreement Amendment”).  The Seventh Rights Agreement Amendment further amended the definition of Distribution Date to provide that the Distribution Date corresponding to the Share Acquisition Date that occurred on February 2, 2010, as a result of Wilhelmina’s public announcement on such date of the Esch-Krassner Acquiring Event, would be the close of business on August 3, 2010.

On August 2, 2010, Wilhelmina entered into an eighth amendment to the Rights Agreement (the “Eighth Rights Agreement Amendment”).  The Eighth Rights Agreement Amendment further amended the definition of Distribution Date to provide that the Distribution Date corresponding to the Share Acquisition Date that occurred on February 2, 2010, as a result of Wilhelmina’s public announcement on such date of the Esch-Krassner Acquiring Event, would be the close of business on September 3, 2010.

On September 2, 2010, Wilhelmina entered into a ninth amendment to the Rights Agreement (the “Ninth Rights Agreement Amendment”).  The Ninth Rights Agreement Amendment further amended the definition of Distribution Date to provide that the Distribution Date corresponding to the Share Acquisition Date that occurred on February 2, 2010, as a result of Wilhelmina’s public announcement on such date of the Esch-Krassner Acquiring Event, would be the close of business on October 3, 2010.

On October 1, 2010, Wilhelmina entered into a tenth amendment to the Rights Agreement (the “Tenth Rights Agreement Amendment”).  The Tenth Rights Agreement Amendment further amended the definition of Distribution Date to provide that the Distribution Date corresponding to the Share Acquisition Date that occurred on February 2, 2010, as a result of Wilhelmina’s public announcement on such date of the Esch-Krassner Acquiring Event, would be the close of business on November 3, 2010.

On October 18, 2010, Wilhelmina entered into an eleventh amendment to the Rights Agreement (the “Eleventh Rights Agreement Amendment”).  The Eleventh Rights Agreement Amendment, entered into in connection with the Settlement Agreement, amends the definition of Distribution Date to provide that the Distribution Date shall not occur with respect to the Share Acquisition Date that occurred on February 2, 2010, as a result of Wilhelmina’s public announcement on such date of the Esch-Krassner Acquiring Event.  The Eleventh Rights Agreement Amendment also provides that the rights under the Rights Agreement shall not be affected by (i) those certain prior coordination activities among the Control Sellers which preceded Wilhelmina’s declaration of the Esch-Krassner Acquiring Event and which did not involve any acquisition of record or beneficial ownership of Wilhelmina’s securities other than any deemed acquisition of beneficial ownership by one Control Seller of Company securities owned of record by another Control Seller (including, without limitation, the specific activities described in the Schedules 13D (a) filed by Lorex, Dieter Esch and Peter Marty on November 20, 2009 and March 17, 2010 and (b) filed by Krassner L.P., Brad Krassner and Krassner Investments, Inc. on November 20, 2009 and March 16, 2010) and (ii) similar past or future coordination activities between or among any Control Sellers which do not involve any acquisition of record or beneficial ownership of Wilhelmina’s securities other than any deemed acquisition of beneficial ownership by one Control Seller of Company securities owned of record by another Control Seller, whether or not reported on any Schedule 13D, including but not limited to (a) holding or expressing similar opinions regarding any matter affecting Wilhelmina or (b) coordinating activities as directors or stockholders of Wilhelmina (the foregoing clauses (i) and (ii), the “Wilhelmina Control Seller Coordination Activities”).  Specifically, the Eleventh Rights Agreement Amendment (i) amends the definition of Acquiring Person to provide that the Control Sellers shall not be deemed to be Acquiring Persons solely by virtue of any Wilhelmina Control Seller Coordination Activities, (ii) provides that a Distribution Date shall not be deemed to have occurred solely by virtue of any Wilhelmina Control Seller Coordination Activities, (iii) provides that Control Seller Coordination Activities shall not be deemed to be events that cause the Rights to become exercisable and (iv) amends the definition of Triggering Event to provide that no Triggering Event shall result solely by virtue of any Wilhelmina Control Seller Coordination Activities.

On December 8, 2010, Wilhelmina entered into a twelfth amendment to the Rights Agreement (the “Twelfth Rights Agreement Amendment”).  The Twelfth Rights Agreement Amendment, among other things, (i) amends the definition of Acquiring Person to provide that none of Dieter Esch, Lorex, Brad Krassner or Krassner L.P. shall be deemed to be an Acquiring Person solely by virtue of purchases by each of Lorex and Krassner L.P. of up to 500,000 shares of common stock in the aggregate, in each case, during the period commencing on December 8, 2010 and ending on November 30, 2011 (“Permitted Purchases”), (ii) amends the definition of Triggering Event to provide that no Triggering Event shall result solely by virtue of any Permitted Purchases, (iii) provides that a Distribution Date shall not be deemed to have occurred solely by virtue of any Permitted Purchases and (iv) provides that, effective as of the date of the Twelfth Rights Agreement Amendment, no Permitted Purchases shall be deemed to be events that cause the Rights to become exercisable. The Twelfth Rights Agreement Amendment also provides for certain other conforming and technical amendments to the terms and provisions of the Rights Agreement.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws include provisions that:

•	authorize the board of directors to issue, without further action by the stockholders, all or any shares of undesignated, or “blank check,” preferred stock;

•
require the approval of the holders of at least 66 2/3% of our voting shares to approve any proposal for us to reorganize, merge or consolidate with any other corporation, or sell, lease or exchange substantially all of our assets or business;

•	require the approval of the holders of at least 66 2/3% of our voting shares to remove directors from office, with or without cause;

•	require any stockholder action to be taken at a duly called annual or special meeting of stockholders and not by written consent (subject to limited exceptions);

•	provide that only the board of directors may call special meetings of stockholders;

•	establish advance notice requirements for nominations for elections to the board of directors or for proposing other matters that can be acted upon by stockholders at stockholder meetings; and

•
require the approval of the holders of at least 66 2/3% of our voting shares to amend certain provisions of the certificate of incorporation and bylaws relating to the composition of the board of directors, meetings of stockholders, the required vote to approve certain corporate transactions and the ability of stockholders to act by written consent.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”) regulating corporate takeovers.  In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.  Section 203 may have an anti-takeover effect with respect to transactions our board of directors does not approve in advance.  Section 203 may also discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation.  The transfer agent’s address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034 and its telephone number is (469) 633-0101.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTCBB under the symbol “WHLM.OB.”  Prior to February 19, 2009, the common stock was quoted on the OTCBB under the symbol “NCEH.OB.”  The table below sets forth the high and low bid prices for our common stock from January 1, 2009 through January 30, 2012.  These price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions, and are based on information from published financial sources:

January 1, 2012 to Present	High	Low

First Quarter (through January 30, 2012)	$0.20	$0.15

Year Ended December 31, 2011	High	Low

First Quarter	$0.23	$0.14
Second Quarter	$0.27	$0.20
Third Quarter	$0.24	$0.20
Fourth Quarter	$0.22	$0.14

Year Ended December 31, 2010	High	Low

First Quarter	$0.15	$0.09
Second Quarter	$0.13	$0.09
Third Quarter	$0.13	$0.10
Fourth Quarter	$0.16	$0.10

Year Ended December 31, 2009	High	Low

First Quarter	$0.21	$0.12
Second Quarter	$0.19	$0.10
Third Quarter	$0.18	$0.09
Fourth Quarter	$0.12	$0.07

Stockholders

As of January 30, 2012, there were 129,440,752 shares of common stock outstanding, held by 500 holders of record.  The last reported sales price of our common stock was $0.20 per share on January 30, 2012.

Dividend Policy

We have not declared or paid any cash dividends on our common stock during the past two completed fiscal years.  We have a credit facility with Amegy Bank National Association which contains a covenant which could limit our ability to pay dividends on our common stock.

Equity Compensation Plan Information

2011 Incentive Plan

On May 2, 2011, our board of directors approved the Wilhelmina International, Inc. 2011 Incentive Plan (the “2011 Plan”).  The 2011 Plan is intended as an incentive to retain and to attract directors, officers, consultants, advisors and employees, as well as to encourage a sense of proprietorship and stimulate the active interest of such persons in our development and financial success.

The 2011 Plan provides for the granting of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, and other equity incentives, including stock or stock based awards (collectively, the “Plan Rights”), to persons eligible to participate in the 2011 Plan.  The 2011 Plan shall satisfy the performance-based compensation exception to the limitation on our tax deductions imposed by Section 162(m) of the Code, with respect to those options and stock appreciation rights for which qualification for such exception is intended (“Section 162(m) Grants”).

The 2011 Plan is effective as of May 2, 2011; provided, however, that if options are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, the 2011 Plan must be approved by a majority vote of our stockholders no later than May 2, 2012, and in the event option grants are intended to qualify as Section 162(m) Grants, the requirements as to stockholder approval set forth in Section 162(m) of the Code must be satisfied.

A total of 6,000,000 shares of our common stock are subject to the 2011 Plan.  The maximum number of shares that may be subject to options and stock appreciation rights granted under the 2011 Plan to any individual in any calendar year may not exceed 2,000,000.  Should any Plan Right expire or be canceled prior to its exercise or vesting in full or should the number of shares of common stock to be delivered upon the exercise or vesting in full of a Plan Right be reduced for any reason, the shares of common stock subject to such Plan Right may be subject to future Plan Rights under the Plan, unless such reissuance is inconsistent with the provisions of Section 162(m) of the Code.

The 2011 Plan is to be administered by a committee consisting of two or more directors appointed by our board of directors (the “Plan Committee”), which may be the Compensation Committee of the board.  Under the 2011 Plan, the Plan Committee will be comprised solely of “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Code, which individuals will serve at the pleasure of our board of directors.  In the event that for any reason the Plan Committee is unable to act or if the Plan Committee at the time of any grant, award or other acquisition under the 2011 Plan does not consist of two or more “non-employee directors,” or if there is no such Plan Committee, then the 2011 Plan will be administered by our board of directors, provided that grants to our Chief Executive Officer or to any covered employee within the meaning of Section 162(m) of the Code that are intended to qualify as Section 162(m) Grants may only be granted by a properly constituted Plan Committee, subject to ratification by our board of directors.  Except in the case of Section 162(m) Grants (the recipients, terms and conditions of which the Plan Committee has full power and authority to determine, subject to board ratification), the recipients, terms and conditions of grants under the 2011 Plan are recommended by the Plan Committee to the board of directors for approval.  The Plan Committee will interpret the 2011 Plan and all Plan Rights granted thereunder and make all other determinations necessary or advisable for the administration of the 2011 Plan.  Our board of directors has designated the Compensation Committee of the board as the Plan Committee.

The 2011 Plan provides for the early expiration of options and stock appreciation rights in the event of certain terminations of employment of the recipients thereof.  Options and stock appreciation rights granted under the 2011 Plan are not transferable and may be exercised solely by the recipient thereof during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution.  Upon the occurrence of a “change of control” (as defined in the 2011 Plan), the Plan Committee may accelerate the vesting and/or exercisability of certain Plan Rights under the Plan.  The 2011 Plan contains a clawback provision that permits the Plan Committee to, in all appropriate circumstances and in accordance with guidance issued by the SEC, require reimbursement of any annual incentive payment including incentive options and nonqualified options to an executive officer where: (a) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements filed with the SEC; and (b) a lower payment would have been made to the executive based upon the restated financial results.  The 2011 Plan expires on May 1, 2021, and no grants may be made pursuant to the 2011 Plan after such date.

Our board of directors intends to seek stockholder approval of the 2011 Plan at our next annual meeting of stockholders.

1996 Employee Comprehensive Stock Plan and 1996 Non-Employee Director Plan

We had previously adopted the 1996 Employee Comprehensive Stock Plan (“1996 Comprehensive Plan”) and the 1996 Non-Employee Director Plan (the “1996 Director Plan”) under which our officers, employees and affiliates, and our non-employee directors, respectively, were eligible to receive stock option grants.  Our employees were also eligible to receive restricted stock grants under the Comprehensive Plan.  We previously reserved 14,500,000 and 1,300,000 shares of common stock for issuance pursuant to the 1996 Comprehensive Plan and the 1996 Director Plan, respectively.  The 1996 Comprehensive Plan and the 1996 Director Plan expired on July 10, 2006, and therefore we are no longer permitted to grant new options under either plan.  The expiration of the 1996 Comprehensive Plan and the 1996 Director Plan does not affect outstanding option grants, which will expire in accordance with their terms.

Equity Compensation Plan Table

The following table summarizes the equity compensation plans under which common stock may be issued as of December 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,050,000	$0.24	4,000,000

Equity compensation plans not approved by security holders	-	-	-

Total	2,050,000	$0.24	4,000,000

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP of New York, New York.

EXPERTS

The consolidated financial statements of Wilhelmina International, Inc. as of and for the years ended December 31, 2010 and 2009 incorporated herein by reference have been audited by Burton McCumber & Cortez, L.L.P., independent registered public accountants, as indicated in their report with respect thereto, and is incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus.  This prospectus does not contain all of the information included in the registration statement.  For further information pertaining to us and our common stock, you should refer to the registration statement and its exhibits.  Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete.  If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.  Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC.  You can read our filings, including the registration statement of which this prospectus is a part, over the Internet at the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1−800−SEC−0330 for further information on the operation of the public reference facility.

Incorporation by Reference

The SEC allows us to “incorporate by reference” certain information we file with it, which means that we can disclose important information to you by referring to those documents.  The information incorporated by reference is an important part of this prospectus.  We incorporate by reference the following documents we have filed with the SEC pursuant to Section 13 of the Exchange Act:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 31, 2011, as amended by Amendment No. 1 to Annual Report on Form 10-K, filed with the SEC on May 2, 2011;

•	Amendment No. 2 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 18, 2011;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the SEC on May 16, 2011;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, filed with the SEC on November 14, 2011;

•	our Current Reports on Form 8-K filed with the SEC on January 25, 2011, May 5, 2011, May 24, 2011 and January 19, 2012; and

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 12, 2012.

Notwithstanding the foregoing, we are not incorporating by reference any information furnished and not filed with the SEC, including information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, unless, and to the extent, expressly specified otherwise. Any statement contained in a document incorporated in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall only be deemed to be a part of this prospectus as so modified or superseded.

Any beneficial owner of common stock may request a copy of the information incorporated by reference into this prospectus, but not delivered herewith, at no cost, by writing or telephoning us at the following address:

Wilhelmina International, Inc.
200 Crescent Court, Suite 1400
Dallas, Texas 75201
Attn: Corporate Secretary
(214) 661-7488

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

The information incorporated by reference in this prospectus may additionally be obtained at our website: http://wilhelmina.com/investor_relations.cfm.  We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Registrant in connection with this offering.  All of the amounts shown are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.

SEC Registration Fee	$2,065.30
Legal Fees and Expenses	85,000.00
Accounting Fees and Expenses	3,000.00
Printing and Engraving Fees and Expenses	1,000.00
Miscellaneous Expenses	5,000.00

Total	$96,065.30

We will bear all costs, expenses and fees in connection with the registration of the shares being offered.  The selling stockholders, however, will bear all commissions and discounts, if any, attributable to their sale of shares.

Item 14.  Indemnification of Directors and Officers.

Delaware General Corporation Law.  Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Section 145 of the DGCL further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Certificate of Incorporation.  Under the certificate of incorporation of the Registrant, every director, officer or employee of the Registrant shall be indemnified by the Registrant against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made a party, or in which he may become involved, by reason of his being or having been a director, officer or employee of the Registrant, or any settlement thereof, whether or not he is a director, officer or employee at the time such expenses are incurred or liability incurred, except in such cases where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties; provided that in the event of a settlement the indemnification shall apply only when the board of directors approves such settlement and reimbursement as being for the best interests of the Registrant.  In addition, no person shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Bylaws.  Under the Bylaws of the Registrant, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed (i) action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful and (ii) action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.  Any indemnification under the provisions of the Bylaws (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because any such person has met the applicable standard of conduct set forth above.  Such determination shall be made (i) by the board of directors, by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.  To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Insurance Policies.  The Registrant has directors’ and officers’ liability insurance in an amount not less than $5 million.

Item 15.  Recent Sales of Unregistered Securities.

On August 25, 2008, the Registrant and Wilhelmina Acquisition Corp., a New York corporation and wholly owned subsidiary of the Registrant, entered into an agreement (the “Acquisition Agreement”) with Dieter Esch (“Esch”), Lorex Investments AG, a Swiss corporation (“Lorex”), Brad Krassner (“Krassner”), Krassner Family Investments Limited Partnership, a Nevada limited partnership (“Krassner L.P.” and together with Esch, Lorex and Krassner, the “Control Sellers”), Wilhelmina International, Ltd., a New York corporation (“Wilhelmina International”), Wilhelmina – Miami, Inc., a Florida corporation (“Wilhelmina Miami”), Wilhelmina Artist Management LLC, a New York limited liability company (“WAM”), Wilhelmina Licensing LLC, a Delaware limited liability company (“Wilhelmina Licensing”), Wilhelmina Film & TV Productions LLC, a New York limited liability company (“Wilhelmina TV” and together with Wilhelmina International, Wilhelmina Miami, WAM and Wilhelmina Licensing, the “Wilhelmina Companies”), Sean Patterson, an executive with the Wilhelmina Companies (“Patterson”), and the stockholders of Wilhelmina Miami for the purpose of acquiring the Wilhelmina Companies (the “Wilhelmina Transaction”).  On February 13, 2009, concurrently with the closing of the Wilhelmina Transaction and pursuant to the Acquisition Agreement, the Registrant issued 63,411,131 shares of common stock to Patterson, the Control Sellers and their advisor, valued at $0.12 per share for financial reporting purposes, as a portion of the consideration paid in the Wilhelmina Transaction.

Concurrently with the execution of the Acquisition Agreement, the Registrant entered into a purchase agreement (the “Equity Financing Agreement”) with Newcastle Partners, L.P. (“Newcastle”) for the purpose of obtaining financing to complete the transactions contemplated by the Acquisition Agreement.  Pursuant to the Equity Financing Agreement, upon the closing of the Wilhelmina Transaction, the Registrant sold to Newcastle 12,145,749 shares of common stock at $0.247 per share.

The shares of common stock issued in connection with the Wilhelmina Transaction and the Equity Financing Agreement were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibits
2.1
Plan of Merger and Acquisition Agreement between Billing Concepts Corp., CRM Acquisition Corp., Computer Resources Management, Inc. and Michael A. Harrelson, dated June 1, 1997 (incorporated by reference from Exhibit 2.1 to Form 10-Q, dated June 30, 1997).

2.2	Stock Purchase Agreement between Billing Concepts Corp. and Princeton TeleCom Corporation, dated September 4, 1998 (incorporated by reference from Exhibit 2.2 to Form 10-K, dated September 30, 1998).

2.3	Stock Purchase Agreement between Billing Concepts Corp. and Princeton eCom Corporation, dated February 21, 2000 (incorporated by reference from Exhibit 2.1 to Form 8-K, dated March 16, 2000).

2.4
Agreement and Plan of Merger between Billing Concepts Corp., Billing Concepts, Inc., Enhanced Services Billing, Inc., BC Transaction Processing Services, Inc., Aptis, Inc., Operator Service Company, BC Holding I Corporation, BC Holding II Corporation, BC Holding III Corporation, BC Acquisition I Corporation, BC Acquisition II Corporation, BC Acquisition III Corporation and BC Acquisition IV Corporation, dated September 15, 2000 (incorporated by reference from Exhibit 2.1 to Form 8-K, dated September 15, 2000).

2.5
Stock Purchase Agreement by and among New Century Equity Holdings Corp., Mellon Ventures, L.P., Lazard Technology Partners II LP, Conning Capital Partners VI, L.P. and Princeton eCom Corporation, dated March 25, 2004 (incorporated by reference from Exhibit 10.1 to Form 8-K, dated March 29, 2004).

2.6
Series A Convertible 4% Preferred Stock Purchase Agreement by and between New Century Equity Holdings Corp. and Newcastle Partners, L.P., dated June 18, 2004 (incorporated by reference from Exhibit 2.1 to Form 8-K, dated June 30, 2004).

2.7
Agreement by and among New Century Equity Holdings Corp., Wilhelmina Acquisition Corp., Wilhelmina International, Ltd., Wilhelmina – Miami, Inc., Wilhelmina Artist Management LLC, Wilhelmina Licensing LLC, Wilhelmina Film & TV Productions LLC, Dieter Esch, Lorex Investments AG, Brad Krassner, Krassner Family Investments, L.P., Sean Patterson and the shareholders of Wilhelmina – Miami, Inc., dated August 25, 2008 (incorporated by reference from Exhibit 10.1 to Form 8-K, dated August 26, 2008).

2.8
Purchase Agreement by and between New Century Equity Holdings Corp. and Newcastle Partners, L.P., dated August 25, 2008 (incorporated by reference from Exhibit 10.3 to Form 8-K, dated August 26, 2008).

2.9
Letter Agreement, dated February 13, 2009, by and among New Century Equity Holdings Corp., Wilhelmina Acquisition Corp., Wilhelmina International Ltd., Wilhelmina – Miami, Inc., Wilhelmina Artist Management LLC, Wilhelmina Licensing LLC, Wilhelmina Film & TV Productions LLC, Dieter Esch, Lorex Investments AG, Brad Krassner, Krassner Family Investments Limited Partnership, Sean Patterson and the shareholders of Wilhelmina – Miami, Inc. (incorporated by reference from Exhibit 10.1 to Form 8-K, dated February 18, 2009).

3.1	Restated Certificate of Incorporation of Wilhelmina International, Inc.

3.2	Amended and Restated Bylaws of Wilhelmina International, Inc. (incorporated by reference from Exhibit 3.2 to Form 8-K, dated May 18, 2011).

4.1	Form of Stock Certificate of Common Stock of Billing Concepts Corp. (incorporated by reference from Exhibit 4.1 to Form 10-Q, dated March 31, 1998).

4.2
Rights Agreement, dated as of July 10, 2006, by and between New Century Equity Holdings Corp. and The Bank of New York Trust Company, N.A. (incorporated by reference from Exhibit 4.2 to Form 8-K, dated July 10, 2006).

4.3
Amendment to Rights Agreement, dated August 25, 2008, by and between New Century Equity Holdings Corp. and The Bank of New York Mellon Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to Form 8-K, dated August 26, 2008).

4.4	Form of Rights Certificate (incorporated by reference from Exhibit 4.1 to Form 8-K, dated July 10, 2006).

4.5
Registration Rights Agreement, dated August 25, 2008, by and among New Century Equity Holdings Corp., Dieter Esch, Lorex Investments AG, Brad Krassner, Krassner Family Investments, L.P. and Sean Patterson (incorporated by reference from Exhibit 10.2 to Form 8-K, dated August 26, 2008).

4.6
Registration Rights Agreement, dated February 13, 2009, by and between New Century Equity Holdings Corp. and Newcastle Partners, L.P. (incorporated by reference from Exhibit 10.3 to Form 8-K, dated February 18, 2009).

4.7	Second Amendment to Rights Agreement, dated July 20, 2009, by and between the Bank of New York Mellon Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to Form 8-K, dated July 21, 2009).

4.8
Third Amendment to Rights Agreement, dated February 9, 2010, by and between Wilhelmina International, Inc. and the Bank of New York Mellon Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to Form 8-K, dated February 10, 2010).

4.9
Fourth Amendment to Rights Agreement, dated March 26, 2010, by and between Wilhelmina International, Inc. and the Bank of New York Mellon Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to Form 8-K, dated March 30, 2010).

4.10
Fifth Amendment to Rights Agreement, dated April 29, 2010, by and between Wilhelmina International, Inc. and the Bank of New York Mellon Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to Form 8-K, dated May 3, 2010).

4.11
Sixth Amendment to Rights Agreement, dated June 2, 2010, by and between Wilhelmina International, Inc. and the Bank of New York Mellon Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to Form 8-K, dated June 2, 2010).

4.12
Seventh Amendment to Rights Agreement, dated July 2, 2010, by and between Wilhelmina International, Inc. and the Bank of New York Mellon Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to Form 8-K, dated July 2, 2010).

4.13
Eighth Amendment to Rights Agreement, dated August 2, 2010, by and between Wilhelmina International, Inc. and the Bank of New York Mellon Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to Form 8-K, dated August 2, 2010).

4.14
Ninth Amendment to Rights Agreement, dated September 2, 2010, by and between Wilhelmina International, Inc. and the Bank of New York Mellon Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to Form 8-K, dated September 2, 2010).

4.15
Tenth Amendment to Rights Agreement, dated October 1, 2010, by and between Wilhelmina International, Inc. and the Bank of New York Mellon Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to Form 8-K, dated October 1, 2010).

4.16
Eleventh Amendment to Rights Agreement, dated October 18, 2010, by and between Wilhelmina International, Inc. and the Bank of New York Mellon Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to Form 8-K, dated October 21, 2010).

4.17
Twelfth Amendment to Rights Agreement, dated December 8, 2010, by and between Wilhelmina International, Inc. and the Bank of New York Mellon Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to Form 8-K, dated December 9, 2010).

5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

*10.1	Billing Concepts Corp’s 1996 Employee Comprehensive Stock Plan amended as of August 31, 1999 (incorporated by reference from Exhibit 10.8 to Form 10-K, dated September 30, 1999).

*10.2
Form of Option Agreement between Billing Concepts Corp. and its employees under the 1996 Employee Comprehensive Stock Plan (incorporated by reference from Exhibit 10.9 to Form 10-K, dated September 30, 1999).

*10.3	Amended and Restated 1996 Non-Employee Director Plan of Billing Concept Corp. amended as of August 31, 1999 (incorporated by reference from Exhibit 10.10 to Form 10-K, dated September 30, 1999).

*10.4	Form of Option Agreement between Billing Concepts Corp. and non-employee directors (incorporated by reference from Exhibit 10.11 to Form 10-K, dated September 30, 1998).

*10.5	Billing Concept Corp.’s 401(k) Retirement Plan (incorporated by reference from Exhibit 10.14 to Form 10-K, dated September 30, 2000).

10.6
Revenue Sharing Agreement, dated as of October 5, 2005, by and between New Century Equity Holdings Corp. and ACP Investments LP (incorporated by reference from Exhibit 10.1 to Form 10-Q, dated September 30, 2005).

10.7
Principals Agreement, dated as of October 5, 2005, by and between New Century Equity Holdings Corp. and ACP Investments LP (incorporated by reference from Exhibit 10.2 to Form 10-Q, dated September 30, 2005).

*10.8
Employment Agreement by and among New Century Equity Holdings Corp., Wilhelmina International, Ltd. and Sean Patterson, dated November 10, 2008 (incorporated by reference from Exhibit 10.1 to Form 10-Q, dated September 30, 2008).

10.9	Letter Agreement, dated February 13, 2009, by and between New Century Equity Holdings Corp. and Dieter Esch (incorporated by reference from Exhibit 10.2 to Form 8-K, dated February 18, 2009).

10.10	Promissory Note, dated December 31, 2009, issued by Wilhelmina International, Inc. to Dieter Esch (incorporated by reference from Exhibit 10.1 to Form 8-K, dated January 6, 2010).

10.11
Global Settlement Agreement, dated October 18, 2010, by and among Wilhelmina International, Inc., Newcastle Partners, L.P., Dieter Esch, Lorex Investments AG, Brad Krassner and Krassner Family Investments Limited Partnership (incorporated by reference from Exhibit 10.1 to Form 8-K, dated October 21, 2010).

10.12
Mutual Support Agreement, dated August 25, 2008, by and among Newcastle Partners, L.P., Dieter Esch, Lorex Investments AG, Brad Krassner and Krassner Family Investments Limited Partnership (incorporated by reference from Annex D to the Proxy Statement on Schedule 14A filed December 22, 2008).

10.13
First Amendment to Mutual Support Agreement, dated October 18, 2010, by and among Newcastle Partners, L.P., Dieter Esch, Lorex Investments AG, Brad Krassner and Krassner Family Investments Limited Partnership (incorporated by reference from Exhibit 10.2 to Form 8-K, dated October 21, 2010).

10.14	Amendment to Promissory Note, dated December 7, 2010, issued by Wilhelmina International, Inc. to Dieter Esch (incorporated by reference from Exhibit 10.1 to Form 8-K, dated December 9, 2010).

*10.15	Wilhelmina International, Inc. 2011 Incentive Plan (incorporated by reference from Exhibit 10.5 to Form 8-K, dated April 29, 2011).

*10.16	Form of Option Agreement to Wilhelmina International, Inc. 2011 Incentive Plan (incorporated by reference from Exhibit 10.6 to Form 8-K, dated April 29, 2011).

10.17
Credit Agreement, dated as of April 20, 2011, by and between Wilhelmina International, Inc. and Amegy Bank National Association (incorporated by reference from Exhibit 10.1 to Form 8-K, dated April 29, 2011).

10.18
Promissory Note, dated as of April 20, 2011, by Wilhelmina International, Inc. for the benefit of Amegy Bank National Association (incorporated by reference from Exhibit 10.2 to Form 8-K, dated April 29, 2011).

10.19
Pledge and Security Agreement, dated as of April 20, 2011, by and among Wilhelmina International, Inc., the guarantor signatories thereto and Amegy Bank National Association (incorporated by reference from Exhibit 10.3 to Form 8-K, dated April 29, 2011).

10.20
Guaranty, dated as of April 20, 2011, by the guarantor signatories thereto for the benefit of Amegy Bank National Association (incorporated by reference from Exhibit 10.4 to Form 8-K, dated April 29, 2011).

10.21
First Amendment to Credit Agreement, dated as of January 1, 2012, by and among Wilhelmina International, Inc., the guarantor signatories thereto and Amegy Bank National Association (incorporated by reference from Exhibit 10.1 to Form 8-K, dated January 12, 2012).

10.22
Amended and Restated Line of Credit Promissory Note, dated as of January  1, 2012, by Wilhelmina International, Inc. for the benefit of Amegy Bank National Association (incorporated by reference from Exhibit 10.2 to Form 8-K, dated January 12, 2012).

10.23
First Amendment to Pledge and Security Agreement, dated as of January 1, 2012, by and among Wilhelmina International, Inc., the guarantor signatories thereto and Amegy Bank National Association (incorporated by reference from Exhibit 10.3 to Form 8-K, dated January 12, 2012).

*10.24	Stock Option Letter Agreement, dated May 2, 2011, by and between Wilhelmina International, Inc. and Sean Patterson (incorporated by reference from Exhibit 10.1 to Form 10-Q, dated June 30, 2011).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to Form 10-K, dated December 31, 2010).

23.1	Consent of Burton, McCumber & Cortez, L.L.P.

23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page hereto).

__________

*  Includes compensatory plan or arrangement.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on January 30, 2012.

WILHELMINA INTERNATIONAL, INC.
(Registrant)

Date: January 30, 2012	By:	/s/ Mark E. Schwarz
	Name:	Mark E. Schwarz
	Title:	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint jointly and severally, Mark E. Schwarz and John P. Murray, or either of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any or all amendments thereto (including without limitation any post-effective amendments hereto), and any Registration Statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, as amended, and to file each of the same, with all exhibits thereto, and other documents in connection therewith or herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Mark E. Schwarz	Chief Executive Officer and	January 30, 2012
Mark E. Schwarz	Chairman of the Board
(Principal Executive Officer)

/s/John P. Murray	Chief Financial Officer	January 30, 2012
John P. Murray	(Principal Financial Officer and
Principal Accounting Officer)

*	Director	January 30, 2012
Clinton Coleman

*	Director	January 30, 2012
James Dvorak

*	Director	January 30, 2012
Horst-Dieter Esch

*	Director	January 30, 2012
Brad Krassner

*	Director	January 30, 2012
Mark Pape

*	Director	January 30, 2012
James Roddey

* By:	/s/ Mark E. Schwarz
Mark E. Schwarz
Attorney-in-Fact